Exhibit 10.39

DESIGN/BUILD AGREEMENT

Between

DENDREON CORPORATION,

Owner

and

AES CLEAN TECHNOLOGY, INC.,

Contractor

for a

Therapeutic Biotechnology Processing Facility

Biotechnology Processing Modules

and Related Structures

Ross & Cohen, LLP

711 Third Avenue

New York, New York 10017

(212) 370-1200

EXHIBIT C	General Conditions Costs
EXHIBIT D	Progress Schedule
EXHIBIT E	Intentionally Omitted
EXHIBIT F	Insurance Requirements
EXHIBIT G	Intentionally Omitted
EXHIBIT H	Form of Trade Contract Award Letter
EXHIBIT I	Intentionally Omitted
EXHIBIT J	Performance and Payment Bonds

THIS AGREEMENT is made as of the 4th day of November, 2005 by and between DENDREON CORPORATION having an office at 3005 First Avenue, Seattle, WA 98121 (“Owner”) and AES CLEAN TECHNOLOGY, INC., having an office at 422 Stump Road, Montgomeryville, PA 18936-9631 (“Design/Builder or D/B”).

W I T N E S S E T H:

WHEREAS, Owner is developing a therapeutic biotechnology processing facility at 220 Hanover Avenue, Hanover, New Jersey (the “Facility”), and Owner has entered into certain agreements with contractors for the provision of certain design, architectural, engineering and construction services with respect to the Facility.

WHEREAS, Owner has retained (i) Perkins & Will (the “Architect”) to provider certain Architectural services for the Facility, (ii) Affiliated Engineers NW, Inc. (the “Engineer”) to provide certain engineering services for the Facility (collectively “Architect and Engineer” shall be referred to as “Owner’s Consultants”) (iii) and “Henderson Corp. (the “Contractor”) to provide certain construction services in connection with the Facility.

WHEREAS, Owner desires to retain the services of a Design/Builder in connection with the design and construction of class 10,000 clean rooms and adjacent corridors to be located within the Facility including but not limited to the design and construction of GMP production modules and related corridors and ancillary systems (collectively the “Project”) and to coordinate its work with Owner’s Consultants and Contractor.

WHEREAS, Design/Builder desires to be retained by Owner to perform the services (hereinafter defined), all in accordance with the terms and conditions of this Agreement and the other documents (hereinafter collectively referred to as the “Contract Documents”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Design/Builder and Owner agree as follows:

ARTICLE I

Scope of the Services

1.1

Design/Builder shall perform and complete, or cause to be performed and completed, the design and construction of all work required for the Project, all in strict conformity with the Design/Builder’s Proposal of July 20, 2005 as set forth in Exhibit A. The performance of all architectural and engineering services and the preparation of all schematic preliminary, design development and construction drawings, plans and specifications (collectively the “Contract Documents”) and the performance of all labor and the furnishing of all materials and equipment for and on account of the Project, are hereinafter collectively referred to as the “Services”.

1.2	Intent of Contract Documents

a.	The intent of the Contract Documents is to include in the Services all applicable labor and materials, insurance, tools, equipment, licenses, approvals, transportation, surveys, testing, field engineering, design and other professional services and any other items required to design, construct and complete the Project satisfactorily in the interest of Owner and in accordance with Exhibit A. Design/Builder shall perform and complete the Services in strict accordance with the intent and meaning of the work to be performed on account of the Project so as to produce the intended result;

b.	The Contract Documents are complementary and what is called for by one shall be as binding as if called for by all;

c.	If any conflicts or ambiguities are found in or among any of the Contract Documents, they shall be brought to the attention of the Owner immediately for resolution. The Owner will resolve same in a manner so as to secure, in all cases, the most substantial and complete performance of the Services, consistent with the Contract Documents;

d.	Addenda to parts of the Contract Documents are for the purpose of varying, modifying, rescinding or adding to portion of the Contract Documents. All addenda should be read together with the portions of the Contract Documents to which they pertain. Where an addendum modifies a portion of a paragraph or a section, the remainder of the paragraph or section shall remain in full force and effect unless otherwise stated in the addendum;

e.	Captions, headings, cover pages, tables of contents and footnote instructions contained in the Contract Documents are inserted only to facilitate reference and for convenience and in no way define, limit or proscribe the scope, intent or meaning of any provisions of any of the Contract Documents;

f.	Words and abbreviations which have well known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings; and

g.	Should a conflict or discrepancy occur in, between or among any parts of the Contract Documents, the more reasonable way of performing the Services and the better quality to achieve the purpose intended shall govern, unless the Owner shall otherwise direct.

1.3	Obligations

a.	Design/Builder in a good and workmanlike manner, shall perform all the Services required in accordance with commercial standards applicable at the time the work is performed and to the satisfaction of Owner. Design/Builder shall supervise and direct the performance of the Services using its best skill, judgment and attention. Design/Builder shall be solely responsible for all construction means, methods, techniques, sequences and procedures within the scope of the Work;

b.	Design/Builder shall furnish, erect, maintain and remove such construction and such temporary work as may be required. Design/Builder shall be responsible for the safety, efficiency and adequacy of Design/Builder applications and methods, and for damage which may result from failure or improper construction, maintenance or operation of such applications and methods;

c.	Design/Builder shall deliver all Materials at such times and in such quantities as will insure the speedy and uninterrupted progress of the Work. All materials shall be delivered to the Site in proper order and quantity. Design/Builder shall handle and take care of all Materials, as the same are delivered to the Site.

d.	All Purchase Orders, guarantees or warranties executed and/or delivered in connection with the Materials which are pre-purchased by Design/Builder as provided herein, shall provide that if, upon inspection of the same by Owner, or if upon incorporation of the same in the Project, Owner determines that such materials, or any portion thereof, are faulty or defective in any respect, such materials shall be replaced, at the sole cost and expense of the Design/Builder, within sixty (60) days after receipt of written notice to such effect from Owner.

1.4	Quality, Quantity and Labeling

All materials furnished shall be new unless stated otherwise. When materials are specified to conform to any standard, the materials delivered to the Site shall bear manufacturer’s label stating that the materials meet such standards. The above requirements shall not restrict or affect Owner’s right to test materials as provided in the Contract Documents and Article XXV hereof.

1.5	Phased Development of the Project

The Services of Design/Builder shall be performed generally in two phases:

a.	the “Design Phase”; and

b.	the “Construction Phase”.

Each phase may be further subdivided as hereinafter set forth.

ARTICLE II

The Design Work and the Construction Work

2.1	Design Phase

Design/Builder agrees that during the pre-construction phase of the Work (the “Design Phase”) it shall perform the following services to the extent such services are needed or requested by Owner given that Owner has elected to proceed on a fast-track basis:

a.	Design/Builder shall perform or cause to be performed all architectural, structural, engineering, related programming, designing, drafting, testing, inspection and other services, including without limitation, the preparation of all drawings and specifications necessary to complete the design of all portions of the Project in accordance with the terms of this Agreement and the Scope of Work. Design/Builder has generally familiarized itself with the Site, the Contract Documents and agrees to design and construct the Project in strict accordance with the Scope of Work;

b.	Design/Builder shall consult with Owner and such other Consultants designated by Owner to ascertain Owner’s needs and goals and the requirements of the Project;

c.	Design/Builder shall visit the site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Owner’s program; schedule, and budget;

d.	Design/Builder shall review laws applicable to design and construction of the Project; correlate such laws with the Owner’s program requirements; and advise the Owner if any program requirement may cause a violation of such laws;

e.	Design/Builder’s duties during the Design Phase shall include, but shall not be limited to, the following:

i.	Preparation of all preliminary and schematic design documents, consisting of drawings and other documents illustrating the scale and relationship of Project components and the coordination with the design of the Facility; furnishing copies thereof to the Owner for review;

ii.	Based on final schematic design documents reviewed by Owner, preparation of design development documents, consisting of drawings and other documents, to fix and describe the size and character of the entire Project as to structural, mechanical and electrical, Materials and such other essentials as may be appropriate or required; furnishing copies thereof to the Owner and obtaining Owner’s review therefor;

iii.	Based on design development documents reviewed by Owner and coordinated with the design of the Facility, preparation of all construction drawings, plans and specifications, setting forth the requirements of the Project, in detail sufficient to enable Trade Contractors and Materialmen to bid their respective portions of the Work; furnishing copies thereof to the Owner and obtaining Owner’s comments therefor;

iv.	Documentation of all changes in the Design Criteria made during the course of the Work; furnishing copies of such changes to the Owner and obtaining Owner’s approval thereof; and

v.	Preparation of the “Progress Schedule” as defined in Article 2.2(e) below for the design and construction of the different components of the Project, indicating design task, durations, milestones, reviews and approvals, and specifying the planned timing of each element comprising the Project, as same may be updated and revised from time to time, with the prior approval of Owner in accordance with the terms of this Agreement;

f.	All charges and fees for services rendered by any Design Consultants or others retained by Design/Builder subject to Owner’s approval in connection with the Design Work, shall be included in, and compensated for Design/Builder as part of, the Contract Sum payable by Owner hereunder for the Services;

g.	Design/Builder shall be responsible for coordination of its services with those of the Owner’s Consultants so as to provide a coordinated set for Construction Documents for preparation and submission of documents required for the approval of all applicable governmental authorities having jurisdiction over the Project and provide assistance to, and cooperate with Owner and Owner’s consultants in obtaining all necessary approvals of Government Authorities having jurisdiction over the Project;

h.	In connection with the design services listed above, Design/Builder shall:

i.	Provide coordination of the construction performed by Design/Builder’s subcontractors, with the construction work of separate contractors retained by Owners;

ii.	Subject to paragraph 2.1(b) make revisions of the construction, drawings, specifications or other documents when such revisions are consistent with written approvals or instructions previously given, are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents;

iii.	Make investigations including surveys, valuations, inventories or detailed appraisals or existing facilities, and services required in connection with the Project;

iv.	Prepare a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data;

v.	Provide design services until the Project is 100% complete;

vi.	Prepare to serve or serving as an expert witness in connection with any public hearing, arbitration proceeding or legal proceeding with regard to the work contemplated by this Agreement not including any dispute between the parties hereto and at the sole cost and expense of Owner;

vii.	Provide services for architectural, structural, mechanical electrical engineering services for the Project and any other engineering services that may be required to produce the project; and

viii.	Provide the insurance for the Project as provided in Exhibit F.

i.	Design/builder shall advise the Owner with respect to the following:

i.	the availability of labor, materials and supplies;

ii.	elimination of possible conflicts and/or overlapping jurisdictions among the various trades or overlapping responsibilities among Trade Contractors;

iii.	conflicts and omissions;

iv.	variations from customary construction practices and methods which, may cause difficulties or occasion delay in the performance of the Work;

v.	conduct of construction operations under good construction practices;

vi.	unit prices and alternates;

vii.	required temporary and Project support facilities;

viii.	construction detailing; and

ix.	construction economies through alternative methods, materials, or concepts, consistent with Owner’s requirements and sound construction practice;

2.1.1	Owner’s Responsibilities During Design

a.	The Owner in conjunction with Design/Builder shall provide full information regarding requirements for the Project including a program, which shall set forth the Owner’s design objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability, special equipment and systems and site requirements;

b.	The Owner shall furnish required information and services and shall render approvals and decisions as expeditiously as necessary for the orderly progress of the services and of the Work; and

c.	Any review required of the Owner shall be promptly addressed and any approval required to be given by Owner shall not be unreasonably withheld. Any documents delivered by Design/Builder to Owner for Owner’s review and approval shall be deemed approved if, within fifteen (15) days from the delivery of said documents, Owner has not made a written comment in regard thereto.

2.1.2	Ownership of Design Documents

a.	Any drawings and specifications and other Materials, including any and all documentation in electronic form (i.e. CADD) prepared by Design/Builder shall be the property of the Owner whether the project for which they are made is executed or not. If the Drawings and Specifications are used by the Owner, for additions to this Project, or for completion of this Project by others, Design/Builder is to receive notification and shall not be held responsible for any use of these drawings which is beyond the scope of this Agreement or any modifications of these drawings by others or services covered under this Agreement performed by others to complete this Project; and

b.	Submission or distribution to met official regulatory requirements or for other purposes in connection with the Project is not to be construed as publication in derogation of Design/Builder’s rights.

2.2	Construction Phase

Design/Builder agrees that during the construction phase (the “Construction Phase”) of the Work, which Construction Phase shall commence on the date of commencement of construction of any portion of the Work and shall terminate on the date of Final Completion of the Work, which it shall, at a minimum, perform the following services:

a.

establish procedures for the orderly and expeditious performance and Final Completion of the Work in accordance with the terms of this Agreement; perform, or require to be performed, all Work necessary in connection therewith; establish procedures for administration of Trade Contracts; and maintain coordination among Trade Contractors;

b.	prepare Project site organization and lines of authority in order to carry out the Work on a coordinated basis;

c.	organize staff and assign personnel to various areas to provide a positive and efficient means by which the Work may be controlled, coordinated and expedited;

d.	submit a Project Schedule. All modifications to the Progress Schedule must be coordinated with Owner. The Progress Schedule shall also (i) set forth a construction time schedule which identifies all major and critical components of the Project and the Work, including Engineer’s preparation of design documents, all major and critical design details and all matters relating to Trade Contractors and Trade Contract awards, and which identifies Owner’s responsibilities, if any, with respect to the design documents, and (ii) from and after the date that the same is available, incorporate the information described in this Article 2.2 Design/Builder agrees that the Progress Schedule shall not be amended, modified or extended without Owner’s prior written approval;

e.	require submission of, and review, progress schedules of Trade Contractors and make adjustments to such schedules as appropriate in an effort to continue the expeditious Final Completion of the Work within the time periods set forth in the Progress Schedule;

f.	except as otherwise provided in Article XXIII hereof, obtain Owner’s written approval of any changes in the Work and any approvals or other documents necessary in connection therewith;

g.	conduct necessary job and coordination meetings, which job meetings shall be held not less than twice monthly and which coordination meetings shall be held as required, and attend all such meetings;

h.	prepare detailed written agendas and minutes of each job and coordination meeting and furnish copies thereof to Owner and other Consultants designated by Owner; minutes must be provided within five (5) days after each meeting;

i.

prepare and maintain, on a current basis, an on-Project Site record keeping system, including but not limited to, records of all changes in the Work necessitated by reason of Change Orders, Emergency Change orders and Field Orders, Work progress schedules, shop drawing logs, material lists, records of all pertinent communications, equipment and material deliveries, visitors, special occurrences, and other Work related information and make such on-Project Site records available for inspection to Owner (and, if required by Owner’s Consultants). In addition, copies of all correspondence pertaining to the Work shall be maintained by Design/Builder and shall be made available at all times to Owner;

j.	submit to Owner each month a “Job Progress Report” which shall describe the following: (i) the financial condition of the Work, including Trade Contract awards, Project modifications, anticipated cost and Change Order summary; (ii) construction status, including updated Progress Schedules with projected critical dates compared with original milestone dates, status of job progress to date, current Work activity, projected Work activity for the following month, job photos and status of materials required; and (iii) drawing status, including status of drawing schedule, status of shop drawings, shop drawing schedule, status of coordination drawings, coordination drawing routing schedule, and coordination meeting minutes;

k.	assemble and review all required brochures, guarantees, certificates of compliance and other agreements and instruments;

l.	Design/Builder acknowledges and agrees that as part of its obligations under this Agreement, Design/Builder, its Trade Contractors and Contractor are to prepare and submit shop drawings and other submissions, conduct coordination meetings and prepare coordination drawings for the purpose of coordinating the work required of Design/Builder and its Trade Contractors. This process, in part, is intended to recognize and resolve design conflicts in advance of fabrication and installation of the various components of the Work. Design/Builder agrees that it shall expeditiously and thoroughly prepare and submit shop drawings and conduct and conclude the coordination effort at the earliest possible time so as to facilitate the recognition and resolution of conflicts, including errors in the Construction Documents, such that any adverse effects on the progress of the Work are avoided to the fullest extent reasonably possible. Similarly, the proposal of substitutions in accordance with Article XXII of this Agreement shall be conducted at the earliest possible time. Nothing herein shall relieve Design/Builder from its own failure to comply with its obligations with respect to shop drawings, samples and catalog cuts;

m.	maintain at the Project Site, on a current basis and make available to Owner, copies of any records with respect to Trade Contracts, shop drawings, samples, operating manuals, the Construction Documents, equipment and any and all other related documents and any revisions to any of the foregoing which may arise out of, or be related to, this Agreement; maintain and provide, and make available to Owner, Design Consultants, Owner’s Consultants and Contractor, three (3) sets of progress photos taken on a monthly basis according to a plan, as previously approved by Owner; and at Owner’s request, upon final completion of the Work or any phase thereof, deliver to Owner copies of a complete set of “as-built drawings”, showing the Work, as actually completed, in such form, content and detail and, at Owner’s option, in such electronic medium, as Owner may specify, together with copies of all operating instructions and maintenance manuals (bound and indexed);

n.	establish and coordinate with Owner a system for processing, expediting and administering all Trade Contracts for the purchase of materials, supplies and equipment. Manage the procurement and delivery of critical materials to the Project Site and coordinate the deliveries with the progress of the Work;

o.	advise owner that material and equipment is currently available to accomplish the Work and immediately alert Owner and Contractor if it believes that job progress will be adversely affected by circumstances related to the availability of material or equipment;

p.	notify Owner of the progress of the Work, and advise Owner, in accordance with the provisions of Article VII hereof, of any delays or serious potential delays which may affect Final Completion of the Work and of Design/Builder’s recommendations regarding such delays;

q.	inspect, manage and coordinate the work of all Trade Contractors, enforce the terms of their respective Trade Contracts and enforce strict discipline and good order among all Trade Contractors in an effort to see that the Work is performed in accordance with the terms of such Trade Contracts, the Contract Documents, recognized trade standards and the applicable laws, rules and regulations of all Government Authorities and endeavor to guard Owner against any delays, increased costs and defects and deficiencies in the Work. The inspection required herein shall not include controlled or technical inspections. In connection with the foregoing, Design/Builder shall (i) require any Trade Contractor to stop the performance of any Work which Design/Builder observes or should have observed is not in compliance with the requirements of its respective Trade Contract, the Contract Documents, recognized trade standards or the applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Work; (ii) reject and require to be corrected, those portions of the Work which Design/Builder discovers or should have discovered does not conform to the requirements of the applicable Trade Contract, the Contract Documents, recognized trade standards or the applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Work; (iii) inspect all materials, supplies and equipment delivered or installed in connection with, or pursuant to, any Trade Contract in an effort to determine that the same are in compliance with the requirements of the applicable Trade Contract, the Contract Documents, recognized trade standards and the laws, rules and regulations of all governmental authorities having jurisdiction over the Work and reject and require replacement of all non-conforming materials, supplies and equipment; and (iv) not employ on the Work any person or Trade Contractor unfit for or unskilled in the assigned task and, subject to Owner’s prior approval, remove such unfit or unskilled employee or such Trade Contractor from the Project Site;

r.	arrange for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly;

s.	use best efforts to resolve disputes between Trade Contractors relative to the performance of their work or the furnishing of materials, supplies or equipment in connection with the Work;

t.	arrange for the storage and inspection of all materials, supplies, systems and equipment provided in connection with the performance of the Work;

u.	maintain the Project Site in a safe and orderly fashion and provide Project Site clean-up of the Work on a regular basis during the course of construction, and also upon Substantial Completion and Final Completion, as provided in this Agreement or the Contract Documents;

v.	enforce the implementation of necessary safety, health and environmental protection measures during the performance of the Work, which shall include, without limitation, the erection and maintenance of all reasonable safeguards and the posting of danger signs and other warnings against hazards, conduct inspections and require that all Trade Contractors comply with all Federal, State and local safety, health, equal opportunity and environmental protection and other requirements, laws, rules and regulations as well as all necessary safety, health and environmental protection measures as provided herein applicable to the Work;

w.	prepare a Schedule of Values and all Applications for Payment in a form approved by Owner; determine, prior to the submission of each Application for Payment, whether and to what extent the sums requested therein are due and payable; and certify the same to Owner;

x.	make recommendations with respect to any changes Design/Builder may consider necessary or desirable in connection with the Work (including, but not limited to, changes in response to events of force majeure), it being understood and agreed that, except as otherwise provided in Article XXIII hereof, no changes may be made in connection with the Work without the prior written approval of Owner;

y.	review with Trade Contractors all methods and materials that may be used in connection with the Work and make recommendations to Owner regarding proposed changes, if any, that may be implemented in the Construction Documents as a result of such recommendations;

z.	issue to Trade Contractors (i) all Change Orders approved by Owner, and (ii) all Emergency Change Orders and Field Orders in the manner and in accordance with the provisions set forth in Article XXIII hereof;

aa.	with respect to portions of the Work to be performed pursuant to a Change Order, an Emergency Change Order, or a Field Order, on a time and material, unit-cost or other similar basis, keep and require the keeping of records and computations thereof and maintain accurate cost accounting records; provide copies of all such records to Owner;

bb.	assist Owner in determining when Substantial Completion of the Work (or any segregated portion thereof) has taken place; subsequent to Substantial Completion of the Work or of a portion thereof, prepare (in consultation with Owner) lists of incomplete or unsatisfactory Work (“Punch Lists”), which incomplete or unsatisfactory Work shall be limited to minor details which do not affect Owner’s ability to use the Project, and perform or cause to be performed, and supervise all work necessary to complete the items set forth on the Punch Lists; provided, however, that the failure to include any element of the Work on such Punch Lists shall not alter the responsibility of Design/Builder and/or Trade Contractors to complete the Work in accordance with the Contract Documents; and subsequent to the completion of all items set forth on the Punch Lists items and any other unfinished portions of the Work, provide written notice to Owner, that the Work has reached the stage of Final Completion and is ready for final inspection;

cc.	assist Owner, Owner’s Consultants and Owner’s maintenance personnel in the initial start up, testing and operation of the Work and all systems comprising a portion of the same;

dd.	prior to making final payment under any Trade Contract, (i) prepare a Trade Contract status summary indicating its financial status, complete with a summary of all approved Change Orders and payments made to date, and (ii) secure and deliver to Owner all guarantees, warranties, affidavits, general releases, releases of liens, waivers, certificates, consent of any surety to final payment, as-built drawings, maintenance manuals, operating instructions and other documents required to be delivered under this Agreement, or requested by Owner, in connection with the Work;

ee.	make recommendations regarding, and render assistance necessary for, the development and administration of an effective labor relations program for the Work and the avoidance of labor disputes during the performance of the Work and assist in negotiating any agreements with labor unions which will result in cost savings and use best efforts to secure better agreements;

ff.	review with Trade Contractors all methods and materials that may be used in connection with the Work and make recommendations to Owner regarding proposed changes, if any, that may be implemented in the Construction Documents as a result of such recommendations;

gg.	positively affirm that labor is currently available to accomplish the Work and immediately alert Owner if it believes that job progress will be adversely affected by circumstances related to the availability of labor;

hh.	attend meetings with Owner, or with Design Consultants, Owner’s Consultant’s and Contractor as required; Design/Builder represents that on such occasions the persons enumerated in Section XVI, or substitutes approved by Owner, shall be available; and

ii.	with the exception of the environmental consents, approvals, licenses and permits which Design/Builder need not secure and deliver, secure and deliver to Owner all governmental consents, approvals, licenses and permits including other consents and permits required by all Government Authorities customarily obtained by a Design/Builder performing services and functions similar to the services and functions being performed by Design/Builder hereunder, including, but not limited to, a Temporary Certificate of Occupancy; it is expressly understood that the making of final payment by Owner to Design/Builder hereunder shall be conditional upon the deliverance by Design/Builder of the foregoing to Owner unless the failure to obtain any of the above is due to causes beyond the reasonable control of Design/Builder

jj.	Documentation of all changes in the Design Criteria made the course of the Work; furnishing copies of such changes to the Owner and obtaining Owner’s approval thereof;

kk.	Provide coordination of Work performed by Design/Builder’s subcontractors, separate contractors and by the Owner’s own forces;

ll.	Prepare a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data; and

mm.	provide punch list, operating manuals and as-built drawings upon substantial completion.

nn.	Provide services until the Project is 100% complete

2.3	Design/Builder agrees to perform such other and additional services similar in type and obligation to those listed above, prepare such other reasonably requested schedules, reports, budgets and other technical data, and attend such meetings during the Design Phase and/or Construction Phase as Owner may reasonably request in order to assist in the preparation of the Construction Documents, cost estimates, updated Progress Schedules and any other documents and instruments relative to the Work and the Project, to the end that Final Completion of the Work may be brought and maintained within the GMP and time objectives specified by Owner. Design/Builder acknowledges that the Design and Construction Phases may be on-going at same time and that certain services may overlap.

ARTICLE III

Guaranteed Maximum Price

3.1 a.	Upon completion of Final Design Documents, Design/Builder shall submit to Owner a guaranteed maximum price (“GMP”) for the Project. The Guaranteed Maximum Price shall be comprised of the Cost of the Work ($7,173,275.00), as defined in Section 5.1(b); which amount includes Design Builder’s Fee composed of those items in Article 4.1 below and a not to exceed General Conditions Costs of $46,000.00, for the items set forth in Section 5.1(a). The Guaranteed Maximum Price shall be prepared on the basis of (i) all Work necessary to provide a fully complete, operational, code compliant and functional Project in accordance with the Owner’s objectives for cost, time and quality consistent with the terms of this Agreement; and (ii) a broad review of the Project and not solely on the specific work shown on the documents existing at the time of the execution of the Agreement, and shall include all Work which is necessary for a complete and proper installation and shall include all work, labor, and materials required to provide a complete, operational, code compliant and functional Project.

b.	The General Conditions Costs of ($46,000.00) as defined in Section 5.1(a) below is not to exceed a fixed sum and shall not be increased for any reason unless specifically provided otherwise in this Agreement.

ARTICLE IV

Design/Builder’s Fee

4.1	Items Covered By Design Builder’s Fee

The Design/Builder’s Fee represents compensation for the following (none of which shall be separately charged to the Project) and are included in the Cost of the Work as set forth in Section 5.1(b) below:

a.	Salaries, fringe benefits, or other compensation of Design/Builder’s Employees at the principal office and branch offices involved in Project activities including, without limitation, scheduling, legal, estimating, accounting and purchasing;

b.	General operating and corporate expenses of Design/Builder’s principal and branch offices other than the field office;

c.	Design/Builder’s capital expenses, including any interest on Design/Builder’s capital employed for the Project;

d.	Overhead or general expenses of any kind which are not expressly included in Section 5.1(b) below;

e.	Salaries, fees and related fringe benefits of Design/Builder’s corporate officers and directors except as to those individuals listed in Section 5.1(b)(i) below;

f.	Design/Builder’s profit;

g.	Costs incurred by Design/Builder due to the fault or neglect of Design/Builder or any of its Employees; and

h.	All other costs, expenses and changes of any kind whatsoever not specifically included within Reimbursable Costs Article V below.

ARTICLE V

Reimbursable Costs

5.1	To the extent payable hereunder, and subject to Owner’s receipt from Design/Builder of monthly Construction Budgets (as such term is defined in subparagraph (d) of Section 2.2 hereof) and such other supporting documentation as Owner may reasonably require, from time to time, Owner shall reimburse Design/Builder, in accordance with Article XI hereof, for only the actual costs set forth in this Section, to the extent such costs are necessarily incurred by Design/Builder in the proper performance of the Work during Construction Phase (the “Reimbursable Costs”), which Reimbursable Costs shall be at rates not higher than those which are competitive and prevailing in the locality for work and services similar to the Work. Reimbursable Costs shall not include any costs which arise out of the negligence, misconduct, or breach of this Agreement by Design/Builder, or by any Trade Contractor of, or material supplier to, Design/Builder or by anyone employed by any of the foregoing or by anyone for whose acts any of them may be liable.

a.	The General Conditions Costs shall consist of all items generally considered to be general conditions, and as generally described on Exhibit C and the parties agree that these items are by way of illustration and not by limitation and shall not exceed the fixed amount of $46,000.00.

b.	The term “Cost of the Work” shall mean those costs, without duplication, expressly set forth in this Section 5.1(b) which are necessarily incurred in the proper performance of the Work and paid or to be paid by Design/Builder a and include those items comprising Design Builder’s Fee as set forth in Article 4.1 and exclude those items included in the Cost of General Conditions Work as set forth in Section 5.1(a) above. Such costs shall be at rates not higher than the standard paid in the locality of the Work (or, such other locality as, with respect to any item(s), may be appropriate) except with the prior written consent of Owner:

i.	Payments made by Design/Builder for work performed and materials, supplies and equipment furnished pursuant to Trade Contracts and/or Purchase Orders approved by Owner in accordance with the provisions of this Agreement, including the costs of all materials and equipment pre-purchased in accordance with the provisions of Article XXI hereof (“Trade Contract Costs”);

ii.	actual wages and associated benefits of construction workers paid by Design/Builder pursuant to collective bargaining agreements in effect at that time, together with materials purchased by Design/Builder, to perform the construction of the Work at the Site or, with the Owner’s agreement, at off-Site locations;

iii.	Cost of all materials, supplies and equipment purchased or to be purchased by Design/Builder and approved by Owner in writing and which are incorporated in the Work, including costs of transportation and storage thereof, exclusive of General Conditions Work covered under Section 5.1(a) and excluding any materials, supplies or equipment purchased directly by Owner;

iv.	Subject to the prior written approval of Owner, the cost of corrective work or purchase of additional supplies or materials due to fire, theft, vandalism or other factors not under the reasonable control of the Design/Builder to the extent not compensated by insurance and not due to the fault or negligence of the Design/Builder; provided, however, that where any such costs are incurred due, to Design/Builder’s failure properly to secure the Project Site in accordance with Section 1.5(c) hereof, such costs shall be borne by Design/Builder;

v.	Cost of premiums (or such portion thereof as is reasonably allocable to the Project) for all insurance and bonding which Design/Builder is required by Owner to purchase, procure and maintain; and

vi.	Subject to the prior written approval of Owner, all other separately itemized costs directly incurred in the performance of the Work and not included in the Design/Builder’s Fee or in General Conditions Work.

5.2

Design/Builder shall use its best efforts to minimize the Reimbursable Costs incurred in the performance of the Work, consistent with the intent and purposes of this Agreement, sound business practice and the instructions of Owner. All Reimbursable Costs are limited to actual expenses paid by Design/Builder, and Owner reserves the right to audit these expenses at its own cost and expense in accordance with this Agreement and any adjustments which are yielded by an audit shall be paid to Owner by Design/Builder or, at Owner’s option, deducted from payments due to Design/Builder. To the extent the audit reveals that Design/Builder has under billed Owner, such sums will be paid by Owner to Design/Builder.

ARTICLE VI

Non-Reimbursable Costs

6.1	Owner shall not reimburse Design/Builder for any of the following costs, all of which shall be borne by Design/Builder at its sole cost and expense:

a.	salaries or other compensation of any principals and branch office heads of Design/Builder;

b.	expenses of operating Design/Builder’s home and branch offices, including overhead and administrative expenses not included in General Conditions Cost as defined in Article 5.1(a);

c.	any part of Design/Builder’s capital expenses, including interest on capital employed in connection with the Work;

d.	costs not reimbursed by insurance, due (x) to the acts or omissions of Design/Builder (or of any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable), or the failure of Design/Builder (or of any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable) to perform its obligations under this Agreement or (y) from the violation by Design/Builder (or by any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable) of any Federal, State or local laws, ordinances or statutes; (ii) casualty losses and related expenses sustained by Design/Builder (or by any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable) in connection with tools, equipment, supplies and other personal effects owned or rented by Design/Builder (or by any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable); and (iii) any other costs which would have been insured but for the failure of Design/Builder (or of any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable) to carry the insurance required to be carried hereunder or the failure of Design/Builder (or of any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable) to comply with the requirements of any insurance carriers providing insurance coverage for the Project, as set forth in Exhibit F hereof;

e.	costs of uncovering, correcting or replacing defective Work which has arisen by reason of Design/Builder’s negligence or the negligence of any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable, or breach of this Agreement or failure to properly supervise or coordinate the Work;

f.	losses, costs, and expenses (including attorneys’ fees and disbursements) incurred by Design/Builder in connection with, or as a result of, the occurrence of any event expressly provided for under the terms of this Agreement wherein Design/Builder agrees to indemnify and hold harmless Owner against such losses, costs and expenses;

g.	General Conditions Costs which have been back-charged or are deducted from any Trade Contractor for any reason;

h.	costs on account of the performance by Design/Builder, or of any Trade Contractor, of general conditions work, other than or in addition to those expressly identified as Reimbursable Costs under Article V;

i.	costs incurred by reason of Design/Builder’s failure to comply with its obligations under this Agreement, including costs in the form of penalties, fines or other similar charges, as well as any and all costs incurred by reason of Design/Builders violation of laws, rules and regulations;

j.	New Jersey State and any other Governmental Authority’s sales and use taxes on any portion of the Work which is subject to exemption, whether by reason of a certificate of capital improvement or otherwise;

k.	cost of insurance on tools and equipment owned by workmen;

l.	costs of any item expressly excluded from, or not expressly included within, the items referred to in Article V hereof; and

m.	costs of any item or expense which this Agreement provides are to be paid or borne by Design/Builder at its sole cost and expense.

ARTICLE VII

Schedule of the Work and Early Occupancy

7.1

Design/Builder shall promptly and diligently perform, or caused to be performed, the Work in strict accordance with the time periods (“Milestone Dates”) set forth in the Progress Schedule annexed hereto as Exhibit D so that all Milestone Dates (as such may be amended from time to time) shall be achieved and the Work shall be (a) substantially completed on or before July 31, 2006 (“Substantial Completion Date”), and (b) finally completed on or before the date which is thirty (30) days from the Substantial Completion Date (“Final Completion Date”), in each case as set forth in the Progress Schedule, subject to adjustments as hereinafter provided. Design/Builder acknowledges that it has reviewed the Progress Schedule and has independently determined that it can complete the Work in accordance with such Schedule. Within thirty days of the award of this Agreement, Design/Builder will submit a detailed critical path method (“CPM”) schedule which refines the Progress Schedule and is consistent with the original Milestone Dates. Design/Builder further acknowledges that the timely performance of its obligations under this Agreement is of the essence, and such time of the essence requirement shall apply to all dates, time limits and time requirements set forth in this Agreement and the Progress Schedule. The Work shall be deemed substantially completed (“Substantial Completion”) on the date when all of the following shall have occurred: (a) Owner may use and occupy the Project or, if requested by Owner, portions thereof without interference for all of its intended uses under this Agreement, (b) only minor Punch List items (as such term is defined in Section 11.1(d) hereof), if any, remain incomplete provided they do not interfere with such use and occupancy; and (c) Owner shall have received from the Department of Buildings of the Town of Hanover, New Jersey all required permits and certificates necessary to occupy and operate the Project, including, if required, a Temporary Certificate of Occupancy. The Work shall be deemed finally completed (“Final Completion”) on the date when the Work shall have been finally completed and Owner shall have received satisfactory evidence, that:

a.	all Work, including all items set forth on the Punch Lists, has been fully and satisfactorily completed in a good and workmanlike manner, in conformance with the Contract Documents and in full compliance with all applicable laws, rules, requirements and regulations of all Government Authorities having jurisdiction over the Work including required sign-offs;

b.	all final certificates of approval relating to the Work and the contemplated uses of the Project, including, without limitation, all necessary certificates of the Board of Fire Underwriters or any successor thereto and all certificates of inspection shall have been issued and delivered to the Owner; and

c.	all required receipts, general releases, releases of liens, affidavits, waivers, guarantees, warranties, bonds, as-built drawings and any other documents required under this Agreement or the Trade Contracts shall have been issued and delivered to Owner.

7.2

Design/Builder shall notify Owner promptly if the Work, or any portion thereof, will not be completed within the time provided for in the Progress Schedule. If Design/Builder so notifies Owner, or if, in the opinion of Owner reasonably exercised, Design/Builder falls behind in the Progress Schedule for any reason, Design/Builder shall take appropriate action to improve the progress of the Work and shall, if requested by Owner, submit operational plans to demonstrate the manner in which the lost time may be regained if possible. Such actions shall not result in an increase in the Final Guaranteed Maximum Price, Design/Builder’s Fee or General Conditions Costs.

7.3	On or before the Substantial Completion Date, Design/Builder shall clear, or cause to be cleared, the Project Site and the Project of any debris, construction materials, rubbish, rubble, discarded equipment or spillage of solid or liquid waste, shall remove all tools, construction equipment, machinery and surplus materials, and shall maintain the Project free of such items until Final Completion. In addition, on or before the Substantial Completion Date, Design/Builder shall clean, or cause to be cleaned, the Project, as provided in the Construction Documents. If the Project or the Project Site are injured or damaged by Design/Builder or any Trade Contractor of, or material supplier to, Design/Builder or anyone employed by any of the foregoing or anyone for whose acts any of them may be liable, Design/Builder, at its sole cost and expense and without additional cost to Owner, promptly shall repair and restore the portion thereof so damaged or injured to its condition immediately prior to such damage or injury in a manner satisfactory to Owner. If Design/Builder fails to undertake or cause the undertaking of the aforesaid cleaning, removal and repairs, in such event, the Owner may, at Owner’s sole option, avail itself of any of the remedies provided in this Agreement and, subject to giving 48 hours’ prior written notice to Design/Builder, Owner may also perform, or cause to be performed, the aforesaid cleaning, removal and repairs and, in such event, all additional expenses incurred by Owner in connection therewith, at Owner’s option, shall be reimbursed to Owner either (a) by Owner not paying Design/Builder monies then due or next becoming due from Owner to Design/Builder hereunder, or (b) by Design/Builder paying such amounts to Owner on demand, after rendition of a bill or statement therefor.

7.4	Prior to Substantial Completion of the Work, Owner or Owner’s designees, including, but not limited to, additional Design/Builders retained by Owner to perform services outside of this Agreement, shall have the right to use or occupy all or any portion of the Project or to install or cause the installation of furniture, furnishings and equipment therein. Such use or occupancy by Owner or Owner’s designees shall not (a) constitute acceptance by Owner of any element of the Work or the space, systems, materials or equipment incorporated in the Project, (b) be construed as a waiver of any right or claim by Owner in connection with any Work, or (c) affect the obligations of Design/Builder or any Trade Contractor for any Work which is not in accordance with this Agreement, the respective Trade Contracts or the Contract Documents. Design/Builder shall continue performance of the Work in a manner which shall not unreasonably interfere with the aforesaid use, occupancy and operation by Owner or Owner’s designees. Design/Builder agrees that it shall not interfere with, or object to, such use or occupancy by Owner or Owner’s designees and that it shall cooperate with Owner and any designated occupants to facilitate such early occupancy.

7.5

Owner and Owner’s designees shall have the right of access to the entrances, elevators, loading facilities and such other services as Design/Builder shall be using or providing to the Project. Such right of access shall be subject to the reasonable rules of Design/Builder, which rules (a) shall be for the sole purpose of coordinating such access and for observing all safety and precautionary measures, and (b) shall not hinder, prohibit or interfere with such access by Owner or Owner’s designees. In addition, Owner may require the use and operation of any completed heating, ventilating or air conditioning equipment at the time that Owner or Owner’s designees occupy or use any portion of the Project. Any such use or occupancy by Owner shall not affect the warranties and guarantees required under the provisions of Section 8.3, herein.

7.6	Any claims for extension of the Substantial Completion Date as a result of delays caused by Contemplated Delays (“Extension of Time”) shall be made in writing within seven (7) days of the occurrence leading to delay and shall set forth in detail (i) the nature of the circumstances which form the basis for each claim; (ii) the date upon which each alleged cause of delay began and ended, or began to affect the timely prosecution of the Work, or ceased to have an adverse effect upon the timely prosecution of the Work; (iii) and the number of days’ Extension of Time requested as a consequence of each alleged cause of delay. Design/Builder shall provide such supporting documentation as Owner may require, including, where appropriate, a revised Progress Schedule for performance of the Work, indicating all of the activities affected by the circumstances which form the basis for the claim. Design/Builder shall not be entitled to separate Extensions of Time for each one of a number of causes of delay which have a concurrent or interrelated effect on the progress of the Work. Owner shall respond to Contractor’s claim for an extensive of time within five (5) business days, however, Owner shall have the right to defer its decision with reference to any claims made pursuant to the provisions of this Section, until the actual effect or effects of the circumstances which form the basis for such claims may be fully assessed.

ARTICLE VIII

Trade Contracts

8.1	Unless otherwise agreed upon in writing by Owner, all items of the Work to be performed and all materials, supplies and equipment to be furnished in connection herewith (other than those portions of the General Conditions Work Items which are required to be performed by Trade Contractors under their respective Trade Contracts) shall be performed by Trade Contractors, materialmen, and suppliers (collectively, “Trade Contractor”), approved by Owner, pursuant to written Trade Contracts (“Trade Contracts”) awarded by Design/Builder. Design/Builder assures Owner that the Trade Contracts are to be awarded in such a manner that such Trade Contracts shall, cumulatively, include all Work required of respective trades as shown on the Construction Documents.

8.2

It is expressly understood and agreed that no portion of the Work shall be performed, and no materials or equipment required on account of the Work shall be furnished, by any Trade Contractor unless and until a Trade Contract for the same is entered into between Design/Builder and the Trade Contractor in question in accordance with the provisions of

Section 8.1 hereof and a copy thereof is delivered to Owner, unless Owner expressly waives, in each instance, the requirement that the same be delivered as aforesaid.

8.3	Design/Builder shall, and shall require all Trade Contractors to, warrant and represent that all materials and equipment incorporated in the Work shall be new and that the Work shall be of good quality, free from improper workmanship and defective materials and in strict conformance with the Contract Documents, and all applicable laws, rules, requirements and regulations of any governmental authorities having jurisdiction over the Work, including the requirements of the Underwriters Laboratory or any successor thereto;

8.4	Design/Builder shall, and shall require all Trade Contractors to, guarantee all Work for a period of one (1) year after Substantial Completion of the Work, or should this Agreement and the applicable Trade Contract be sooner terminated by Owner or Design/Builder within one (1) year (or such longer period as may be contained in the Trade Contract in question) after the date of such termination, or such longer period of time as may be prescribed by law or by the terms of any special warranty required by the Contract Documents or any of the Trade Contracts. Notwithstanding the foregoing, in the event Design/Builder achieves Substantial Completion of a distinct and several building system, the warranties and guarantees on such building system will commence to run on the date Owner issues written approval and acceptance of such system. In the event the Work or any portion thereof is found defective or not in accordance with the Contract Documents, within such time period, Design/Builder shall itself, or require the appropriate Trade Contractor to correct it promptly after written notice from Owner to do so unless Owner has previously given written acceptance of such condition. Owner shall give such written notice promptly after discovery of the same. Notwithstanding the foregoing and in recognition that Design/Builder is required to include guarantees of the type contained in this Section 8.3 in Trade Contracts with Trade Contractors, in the event that Owner shall agree in writing, in its sole discretion, to the inclusion in a specific Trade Contract of a period of guaranty which has a duration of less than one (1) year, then the obligation of Design/Builder under this Section 8.3 with respect to the work of such Trade Contractor shall be applicable only for the shorter period contained in the Trade Contract;

8.5	Nothing contained in Section 8.5 shall be construed to establish a period of limitation with respect to any other obligation which Design/Builder might have under the Contract Documents, including Section 8.4. The establishment of the time periods Section 8.4, or such longer period of time as may be prescribed by law or by the terms of any warranty required by the Contract Documents, relates only to the specific obligation of the Design/Builder and the appropriate Trade Contractor to correct the Work, and has no relationship to the time within which Design/Builder’s or a Trade Contractor’s obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Design/Builder’s liability with respect to Design/Builder’s obligations other than specifically to correct the Work.

8.6	Design/Builder shall cause all Trade Contractors to comply with the affirmative action requirements set forth in Article XXVII below.

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

Accounting Records

10.1	Design/Builder shall monitor delivery to the Project Site of all materials, equipment and supplies used in connection with the Work or incorporated in the Project, shall check all labor performing Work and shall keep accounting and auditing records and procedures in an effort to provide the proper financial management of the Work. In addition Design/Builder shall maintain separate books and records and institute such other accounting procedures reasonably requested by Owner, in connection with any sales tax exemptions or other tax rebates, credits, exemptions or benefits available to Owner in connection with the Work. Owner shall have the right to audit all accounting records relating to change orders incurred above the firm fixed price of $7,173,275.00

ARTICLE XI

Applications for Payment

11.1	Owner shall make progress payments to Design/Builder at monthly intervals in accordance with the following procedures:

a.

On or before the twenty-fifth (25th) day of the calendar month following commencement of the Work and on or before the twenty-fifth (25th) day of each calendar month thereafter, Design/Builder shall submit to Owner, for review, an application for partial payment (the “Application for Payment”), based upon a schedule of values approved by Owner, in form satisfactory to Owner setting forth in complete detail (i) the portion of Reimbursable Costs, excluding General Conditions Costs, incurred by Design/Builder in connection with the Work during the immediately preceding thirty (30) day period for which Design/Builder is to be reimbursed as provided in Section 12.1(c) hereof, (ii) the installment of Design/Builder’s Fee incurred that month and (iii) the actual General Conditions Costs incurred that month. Design/Builder shall be entitled to payment of that percentage of the Design/Builder’s Fee and General Conditions Costs which is equal to the percentage of the Work completed during the immediately preceding thirty

(30) day period. At no time prior to Final Completion will Design/Builder be entitled to be paid greater than 90% of the Design/Builder’s Fee. Any materials which are stored but have not been incorporated into the Project shall be listed separately on each Application for Payment, and payment is subject to compliance with Article XXI. All Applications for Payment must be accompanied by such documents (including written releases of lien from Design/Builder and Trade Contractors) as Owner may require to evidence (i) Design/Builder’s right to the payment claimed and (ii) that title to the equipment or materials incorporated in the Project, or pre-purchased as provided in Article XXI hereof, is unencumbered;

b.	Each Application for Payment shall constitute a representation by Design/Builder that (i) the partial payment then requested to be disbursed has been incurred by Design/Builder on account of the Work or is justly due to Trade Contractors on account thereof, (ii) the materials, supplies and equipment for which such Application for Payment is being submitted have been installed or incorporated in the Project or have been stored at the Project Site or at such off-Project Site storage locations as shall have been approved in writing by Owner, (iii) the materials, supplies and equipment are not subject to any liens or encumbrances, (iv) no mechanic’s, laborer’s, vendor’s, materialman’s or other liens have been filed, or have been threatened to be filed, in connection with the Project or any of the materials, supplies or equipment incorporated therein or purchased in connection therewith, or if Design/Builder cannot make such a statement, state in full the reasons therefor, (v) no claims have been filed, or have been threatened to be filed, by any Trade Contractor or anyone claiming through any Trade Contractor in connection with the Project, or if such claim has been filed, or threatened state in full the reasons therefor, (vi) the Work which is the subject of such Application for Payment has been performed in accordance with the Contract Documents. Design/Builder shall carefully examine all payment breakdowns and applications for payment submitted by Trade Contractors in an effort to eliminate “front-end loading” and shall under no circumstances request or allow payments to be made to any Trade Contractor which are “front-end loaded” and which do not accurately reflect the true value of the work performed or the materials, supplies or equipment actually furnished;

c.

On or before the thirtieth (30th) day after Owner’s receipt of the Application for Payment, and upon Owner’s determination (which determination shall be made within thirty (30) days) of the amount properly payable to Design/Builder for Work completed to Owner’s satisfaction, Owner shall pay Design/Builder, as part of the Reimbursable Costs and the Design/Builder’s Fee, an amount equal to the amount approved by Owner, less a hold-back (“retainage”) equal to ten percent (10%) until such time when the work of such Trade Contractor is 50% completed, as determined by Owner of (i) the Trade Contract Costs (including payments to Trade Contractors for the performance of General Conditions Work Items pursuant to Trade Contracts), (ii) General Conditions Costs, and (iii) Design/Builder’s Fee. There shall be no retainage on Design/Builder’s Fee or General Conditions Costs. In Owner’s sole discretion, subject to Owner’s approval, retainage withheld from Trade Contracts which have reached Final Completion may be released. Notwithstanding the foregoing, nothing herein shall be deemed to require Owner to release such funds. Design/Builder shall process and make payments for all obligations to Trade Contractors which are covered by the Application for Payment so paid by Owner within ten working (10) days. This provision is strictly for the benefit of Owner in order that satisfactory morale and relations with Trade Contractors be maintained and shall not under any circumstances confer any right upon any third party. This provision shall be waivable by Owner, in writing, in its absolute discretion;

d.	Within thirty (30) days following Substantial Completion of the Work and submission of an Application for Payment therefor by Design/Builder (and subject to Owner’s determination of the amount payable to Design/Builder), Owner shall pay to Design/Builder an amount equal to the balance remaining unpaid to Design/Builder on account of Reimbursable Costs, together with the amount of the Design/Builder’s Fee due and payable, after deducting from monies otherwise due, such amount as Owner may determine, in its sole discretion, to be sufficient to be held back to ensure that there continues to be retained at least two hundred percent (200%) of the amount (the “Punch List Amount”) necessary to complete Punch List items and replace defective work. Said Application for Payment shall also be accompanied (i) by written releases, executed by each Trade Contractor receiving final payment under their respective Trade Contracts, waiving their right to file any mechanics, vendors, laborer’s, materialman’s or other liens against the Project, and (ii) by such other certificates, as-built drawings, maintenance manuals, operating instructions, permits and other documents or instruments required to be delivered to Owner at Final Completion of the Work under this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that if, at any time after any of the hold-back with respect to a particular Trade Contract is released, any lien or claim is filed against the Project which relates to work performed or materials, supplies or equipment furnished by such Trade Contractor or its sub-Trade Contractors, and Design/Builder has failed to cancel or discharge such lien or claim in accordance with Article XIII, Owner, at its option, shall be entitled to hold back from the sums then due or next becoming due to said Trade Contractor an amount equal to all costs and expenses to be incurred in causing such lien or claim to be discharged of record, including, without limitation, attorneys’ fees and disbursements;

e.

Within sixty (60) days following Final Completion of the Work, Owner, subject to revision and approval, upon submission of a final Application for Payment therefor by Design/Builder (accompanied by Design/Builder’s general release of liens and consent of surety together with all as-built drawings, certificates, general releases, releases of lien and other documents instruments not theretofore delivered to Owner as required under Article II, hereof) shall pay to Design/Builder an amount equal to the aggregate of the balance remaining unpaid to Design/Builder on account of Reimbursable Costs, and the Design/Builder’s Fee, and the balance of any amounts held back under each Trade Contract. The acceptance by Design/Builder of final payment following Final Completion of the Work shall constitute a waiver of all those claims which Design/Builder had knowledge of, unless the same is set forth in writing and identified by Design/Builder as unsettled at the time of Final Completion, and then, only for a period of one (1) year, as set forth in Article XXIX hereof; and

f.	Anything contained in this Agreement to the contrary notwithstanding, Owner, in its judgment reasonably exercised, may withhold from any payment due or to become due to Design/Builder any amount which Owner, in its good faith opinion, deems sufficient to reimburse Owner for its actual or potential expenditures for the account of Design/Builder or to secure Owner’s remedies in consequence of any actual or potential default or breach by Design/Builder under this Agreement, including without limitation, Owner’s opinion that the balance payable to Design/Builder under this Agreement would be insufficient to complete the Work, and in connection with any of the foregoing, Owner may nullify, in whole or in part, any previously approved Application for Payment. Prior to any such action by the Owner, Owner shall give written notice of its intention and the basis for its proposed action. The Design/Builder shall have fifteen (15) days thereafter within which to cure any conduct which Owner has stated is the basis for its determination. Only if Design/Builder has not cured, or commenced to cure the conduct which is the basis of Owner’s determination within said fifteen (15) days may Owner withhold any payments. Owner may, in its sole discretion, issue joint checks although nothing herein shall obligate Owner to do so.

11.2	No payment by Owner of any Application for Payment shall constitute acceptance by Owner of Work completed or stored material, and no such payment shall be construed as a waiver of any right or claim by Owner in connection with such Work or stored material.

ARTICLE XII

Assignment

12.1	Design/Builder shall not assign this Agreement or the performance of all or any of its obligations hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole and exclusive discretion. The provisions of this Section 12.1 may not be waived or otherwise modified except by a written instrument executed by Owner.

12.2

This Agreement shall be freely assignable by Owner without the consent of Design/Builder (hereafter referred to as a “Permitted Assignee”), provided (i) such Permitted Assignee agrees to assume Owner’s obligations and liabilities hereunder; and (ii) Permitted Assignee demonstrates it has the capacity to proceed with the Project. If Owner shall assign this Agreement as aforesaid, Design/Builder agrees that it shall deal with such Permitted Assignee or other approved assignee in the place and stead of Owner and that it shall perform all of its obligations under this Agreement and perform and complete the Work in the manner required by this Agreement. In such event, such Permitted Assignee or other approved assignee may, among other things, use the Contract Documents without payment of any additional fees or charges and may enforce the obligations of Design/Builder hereunder with the same force and effect as if approved assignee assumes the obligations and liabilities of Owner. Upon such assignment and assumption by the Permitted Assignee or approved assignee, Owner shall be released from all of its payment and other obligations and liabilities hereunder arising from Work performed subsequent to the assignment. Design/Builder shall certify, in the form reasonably required by any such Permitted Assignee or other approved assignee, that the undertakings contained herein as to the obligations in favor of such Permitted Assignee or other approved assignee shall run in favor of such Permitted Assignee or other approved assignee.

ARTICLE XIII

Liens and Claims

13.1	If, at any time, there is any lien or claim of any kind whatsoever filed against the Project by a Trade Contractor or anyone claiming under or through Design/Builder or a Trade Contractor for work performed or materials, supplies or equipment furnished in connection with the Work, then, Design/Builder shall, within seven (7) days after notice from Owner, commence to cause such lien or encumbrance to be canceled and discharged of record by bonding or otherwise, and thereafter diligently pursue such cancellation or discharge, at Design/Builder’s sole cost and expense. Notwithstanding the foregoing, if Trade Contractor’s entitlement to a lien arises only because Owner wrongfully fails to make payment properly due to Design/Builder for such sum on account of Trade Contractor, Owner shall reimburse Design/Builder for the reasonable cost (including reasonable attorney’s fees) of causing such lien to be canceled and discharged of record.

13.2	If any lien required to be removed pursuant to Section 13.1 hereof is not canceled and discharged of record as aforesaid, Owner shall have the right to take such action as Owner shall deem appropriate (which shall include the right to cause such lien to be canceled and discharged of record by bonding or otherwise but shall not include the satisfaction thereof by payment), and in such event, all costs and expenses incurred by Owner in connection therewith (including, without limitation, premiums for any bond furnished in connection therewith, and reasonable attorneys’ fees and disbursements), shall be paid by Design/Builder to Owner on demand, or at the option of Owner, deducted from any payment then due or thereafter becoming due from Owner to Design/Builder in accordance with the provisions of this Agreement. If Design/Builder fails to discharge lien by bonding or otherwise, Owner can satisfy the lien by payment and deduct all costs and expenses from sums due to Design/Builder. In addition, Owner shall have the right to withhold double the lien amount from sums due to Design/Builder and, Design/Builder shall not be entitled to payment of any monies until the Design/Builder so discharges such lien or claim.

ARTICLE XIV

Events of Default and

Termination or Suspension of Agreement

14.1 a.	If, at any time during the performance of the Work, any of the following events (“Events of Default”) shall occur:

i.	Design/Builder shall default in observing or performing any of its obligations under this Agreement and such default shall not have been cured or Design/Builder has not commenced to cure within five (5) days after Owner shall have given Design/Builder written notice thereof; or

ii.	Design/Builder becomes a party to any insolvency proceeding in a capacity as a debtor, and, in the case of any involuntary proceeding only, such proceeding is not stayed or discharged within thirty (30) days after the commencement of same; the terms “insolvency proceeding” as used herein shall include the filing of a petition for relief under Chapter 11 of Title 11 of the United States Code by Design/Builder of any petition or action looking to, or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future Federal or State statue, law or regulation, or the appointment, with or without the consent of Design/Builder, of any trustee, custodian, receiver or liquidator of Design/Builder or of any of its property or assets or Design/Builder’s making an assignment for the benefit of creditors; then, to the extent permitted by law, Owner may serve written notice upon Design/Builder terminating this Agreement on date specified by Owner in said notice;

b.

Upon the occurrence of an Event of Default, Owner may, at Owner’s option, exercised upon five (5) days written notice to Design/Builder, terminate the employment of Design/Builder. Title to any or all materials, Work in process, including design documents, drawings, specifications, catalog cuts, etc, dies and tools (whether on the Project Site or located at an off-Project Site location) which are necessary for, or useful in connection with, the Final Completion of the Work, as determined by Owner, shall vest in Owner and Owner may take possession of and utilize the same for Final Completion of the Work, or of any portion thereof. Design/Builder shall be entitled to payment of an amount equal to (i) the aggregate of (x) the actual unpaid costs incurred by Design/Builder in its proper performance of the Work up to the date of termination, plus the portion of the Design/Builder’s Fee attributable thereto (including that portion of such costs and the Design/Builder’s Fee theretofore held back which Design/Builder shall be entitled to receive pursuant to the provisions of this Agreement), and (y) the fair market value of such tools and dies

(less, if Owner elects to return the tools and dies to Design/Builder, the salvage value thereof), less (ii) an amount equal to the additional costs and expenses (including attorneys fees and disbursements) incurred by Owner over those which would have been incurred by it in connection with the Project had Design/Builder not defaulted hereunder, including, without limitation, the additional expense of engaging another Design/Builder/general contractor as well as additional compensation for Consultant’s additional services made necessary by such default. Design/Builder shall be entitled to such payment only after Final Completion of the Work. Owner shall have the right to set-off against the aforesaid payment any amounts then due and payable by Design/Builder to Owner hereunder or which may accrue as damages owing by Design/Builder to Owner under the terms of this Agreement;

c.	Upon the happening of any of the events set forth in subsection b of this Section 14.1, Owner shall have the right, in addition to all other rights and remedies, to complete or cause the Work to be completed, by such means, and in such manner, by agreement or otherwise, as Owner deems advisable, subject, however, to the terms and conditions of the payment and performance bonds required of Trade Contractors hereunder;

d.	If it shall be determined that a termination under this Section 14.1 was wrongful or unjustified, such termination shall be deemed to be a termination for the convenience of Owner under Section 14.2 hereof, and the sole right, remedy and recourse of Design/Builder against Owner shall be governed and determined by said Section 14.2; and

e.	In the event of the happening of any of the events set forth in subsection b of this Section 14.1, Design/Builder shall not interfere, directly or indirectly, with Owner’s right and attempt to complete the Work by others or any of the Trade Contractors.

14.2 a.	Owner, at any time, and for any reason whatsoever in Owner’s sole discretion, may terminate this Agreement for its own convenience. Any such termination shall be effected by delivering to Design/Builder a notice of termination specifying the date upon which such termination shall become effective and any specific portion of the Work to be completed by Design/Builder prior to such termination. Upon receipt of any such notice of termination, Design/Builder shall:

i.	stop all Work under this Agreement on the date, and to the extent, specified in the notice of termination;

ii.	enter into no further Trade Contracts except as may be necessary for completion of such portion of the Work under this Agreement, if any, which is not terminated;

iii.	unless directed otherwise by Owner, terminate all Trade Contracts entered into by Design/Builder to the extent that they relate to portions of the Work to be performed subsequent to the date specified in the notice of termination as the date upon which such termination shall become effective;

iv.	to the extent required by Owner and subject to the prior written approval of Owner, settle all outstanding liabilities and all claims arising out of such termination of Trade Contracts, which approval by Owner shall be final for all the purposes of this Section 14.2; provided, however, that in the event of a termination of this Agreement pursuant to the provisions of this Section 14.2, no Trade Contractor shall be entitled to recover anticipated profits on account of Work unperformed or on account of materials or equipment not incorporated or installed in the Project, nor for reimbursement for losses arising out of matters covered by insurance, but shall be limited to recovering only the reasonable and actual out-of-pocket costs and expenses incurred by such Trade Contractor for Work satisfactorily performed or materials, supplies and equipment procured, fabricated, incorporated or installed in the Project prior to the effective date of such termination;

v.	if applicable, transfer title to Owner, to the extent not already vested in Owner, and deliver in the manner, at the times, and to the extent, if any, directed by Owner (x) fabricated or unfabricated parts, Work in progress, completed Work, supplies and other materials and equipment produced as a part of, or acquired in connection with the performance of, the Work terminated by such notice of termination, and (y) copies of the Contract Documents and other drawings, sketches, specifications, shop drawings, information and other relevant documentation directly related to the performance of the Work;

vi.	complete performance of such part of the Work as shall have been specified in the notice of termination to be completed on or before the effective date of such termination;

vii.	as requested by Owner and for reasonable compensation, cooperate with the transition of the Project to another Design/Builder or otherwise; and

viii.	prior to the effective date of such termination, take such actions as may be necessary, or as Owner may reasonably direct, for the protection and preservation of the property related to the Work and the Project which is in the possession of Design/Builder and in which Owner has or may acquire an interest;

b.	In the event of a termination of this Agreement pursuant to this Section 14.2(a), Design/Builder shall be paid by Owner for (i) the actual unpaid Reimbursable Costs incurred by Design/Builder in connection with its performance of the Work up to the date of such termination and any reasonable demobilization costs plus the portion of the Design/Builder’s Fee attributable thereto, less (ii) any sums properly deductible by Owner under the terms of this Agreement. Design/Builder agrees that the pendency or existence of any dispute between Design/Builder and Owner shall in no manner whatsoever affect or interfere with the discharge of Design/Builder’s obligations hereunder and that should Design/Builder fail to perform its obligations under this Section 14.2 Design/Builder shall be liable to Owner for any and all damages which Owner may sustain as a result of such failure on the part of Design/Builder to perform said obligations.

14.3	Owner may, at any time and for any reason, direct Design/Builder to suspend, resequence, stop or interrupt the Work or any portion thereof for a period of time. Such direction shall be in writing and shall specify the period during which the Work is to be stopped. Design/Builder shall resume the Work upon the date specified in such direction or upon such other date as Owner may thereafter specify in writing. Said suspension, resequencing, stoppage or interruption shall be recognized as a Contemplated Delay and disposed of in accordance with the provisions of Section 7.3 hereof. Notwithstanding the foregoing, to the extent the Work is suspended for more than sixty (60) days in the aggregate due to Contemplated Delays which do not arise out of the acts or omissions of Design/Builder or its Trade Contractors or anyone for whom they are liable, then Design/Builder shall be entitled to request an equitable adjustment to this Contract for additional actual costs incurred by it.

14.4	If, without good cause, Owner shall fail for a period of thirty (30) days after the due date to make payment on the undisputed portion of any approved Application for Payment, or if the Work should be stopped (a) for a period in excess of one hundred and twenty (120) days at Owner’s request, or (b) for a period in excess of one hundred and eighty (180) days under an order of any court or other public authority having jurisdiction over the Work or the Project or as a result of an act of government, such as a declaration of national emergency making materials unavailable through no act or fault of Design/Builder then Design/Builder immediately shall serve Owner with notice thereof, and, if Owner shall fail (i) to cause all such undisputed portions of such Application for Payment to be paid within thirty (30) days after receipt of such notice, or (ii) to rescind Owner’s order suspending the Work to which reference is made in this Section 14.3 within ten (10) days after receipt of such notice, or if the delay described in this Section 14.3 shall be continuing beyond ten (10) days after receipt of such notice, then this Agreement may be terminated by Design/Builder by written notice to Owner setting forth the date of termination, which date shall not be sooner than ten (10) days after the date of the notice. If, within said ten (10) day period, the matter giving rise to Design/Builder’s right to terminate this Agreement shall not have been cured or discontinued, this Agreement shall be deemed terminated for convenience and Design/Builder shall be compensated in the manner and to the extent set forth in Section 14.2(b) hereof.

ARTICLE XV

Bonds

15.1	Design/Builder shall furnish separate Performance and Payment bonds and shall name Owner as an obligee and otherwise shall be in the form of bonds identified as Exhibit J attached hereto. The boards shall be in the amount of the Guaranteed Maximum Price. The cost of such bonds is included in the Guaranteed Maximum Price

ARTICLE XVI

Management of the Work

by Design/Builder and Owner

16.1	Design/Builder shall assign (i) TBD as the “Project Executive,” to generally oversee the successful and timely completion of the Work; (ii) TBD as the “Project Manager”, to be the lead person in charge of project administration and to interface with the “Project Superintendent” (as such terms are hereinafter defined) on all matters concerning the schedule, scope, budget, costs and billing and to supervise performance of the Work; and (iii) TBD as “Project Superintendent”, to supervise construction activities at the Project Site. If the Project Manager or Project Superintendent shall cease to be in Design/Builder’s employ Design/Builder shall provide a substitute acceptable to Owner, in Owner’s reasonable discretion, which shall include Owner’s subjective assessment as to its ability to develop a successful working relationship with such individual;

16.2	Design/Builder agrees that the Project Executive shall devote a substantial portion of his time to the Project and shall be available on an as-needed basis and that furthermore, the Project Manager and Project Superintendent shall be assigned to the Work on a full time basis from and after the commencement of the Construction Phase. The Project Manager and Project Superintendent shall, for purposes of this Section 16.2, be deemed to fall within the designation of “staff persons”, as such term is used herein. The Project Manager shall be stationed at the Project Site until Substantial Completion of the Work in order to facilitate performance and completion of the Work in the most expeditious and economical manner consistent with the interests of Owner. In addition to the above mentioned staff persons, Design/Builder shall also staff the Project with a team of persons acceptable to Owner. Each person assigned to comprise said staff shall be subject to Owner’s prior written approval. It is expressly understood and agreed that Design/Builder (i) shall remove, at the reasonable and good faith request of Owner, any staff person assigned to the Project, (ii) shall propose substitutes, and obtain Owner’s approval, for any staff persons assigned to the Project who either cease to be in Design/Builder’s employ or are removed from the Project by reason of Owner’s request as aforesaid, and (iii) shall not make any substitutions of staff persons beyond those included in Section 16.1) without first obtaining Owner’s prior approval therefor, which approval is in Owner’s sole discretion.

16.3	Owner hereby designates and appoints TBD and anyone else who, with prior notice to Design/Builder, Owner may designate or appoint, to act in conjunction with

TBD, as “Owner” hereunder. Whenever this Agreement requires or permits the approval or consent of Owner, such approval or consent shall be deemed given only if furnished by TBD in writing. Any such approval or consent given by TBD shall be binding on Owner unless and until Design/Builder has received written notice from Owner of the designation or appointment of a successor to the foregoing.

ARTICLE XVII

Consultants

17.1	Design/Builder understands that Owner intends to retain Consultants to furnish such services as may be designated by Owner in writing. Design/Builder acknowledges that Owner anticipates entering into separate agreements with the Consultants enumerated, together with others. Design/Builder hereby agrees that upon its receipt of written notice of the retention of the services of such Consultants, or any other Consultants Owner may retain, accompanied by a designation of the nature of the service to be performed, Design/Builder shall recognize, and cooperate with, such Consultants to the end that their service may be performed in the best interest of Owner. Design/Builder shall not be entitled to an increase in the Final Guaranteed Maximum Cost, Design/Builder’s Fees, or General Conditions Costs as a result of such cooperation.

ARTICLE XVIII

Codes

18.1	Design/Builder, shall certify that all Construction Documents comply with applicable trade standards, laws, rules or regulations, codes or requirements of any Governmental Authority or agency having jurisdiction over the Work.

ARTICLE XIX

Insurance

19.1	The parties hereby agree that the Project shall be insured as set forth in Exhibit F hereof.

ARTICLE XX

Hazardous Materials

20.1	Design/Builder shall keep the Project Site to be kept free of Hazardous (as defined hereinafter) Materials and Substances. Without limiting the foregoing, Design/Builder shall not cause or permit the Project or the Project Site to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials and Hazardous Substances, except in compliance with all applicable Federal, State and local laws or regulations, nor shall Design/Builder cause or permit, as a result of any intentional or unintentional act or omission on the part of Design/Builder or any contractor, Trade Contractor, vendor, a release of Hazardous Materials and Hazardous Substances onto the Project Site or onto any other property. Design/Builder shall comply with and ensure compliance by all Trade Contractors, sub-Trade Contractors and vendors with all applicable Federal, State and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all Trade Contractors, sub-Trade Contractors and vendors obtain and comply with, any and all approvals, registrations or permits required thereunder. Design/Builder shall defend indemnity and hold harmless the Indemnitees from any damages, awards, verdicts, cost or expenses arising out of or related to any claim, arbitration and/or lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials and Hazardous Substances, bought onto site by Design/Builder or its Subcontractors and/or any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of the Indemnitees, which are based upon or in any way related to such Hazardous Materials and Hazardous Substances, including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. For purposes of this Section, “Hazardous” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub.L. No. 99-499, 100 stat. 1613 (1986), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation. The provisions of this Section shall be in addition to any and all other obligations and liabilities Design/Builder may have to the Owner at common law, and shall survive Final Completion of the Work. Nothing in this Section is to be construed as obligating Design/Builder to identify, abate or remove, or supervise the identification, abatement or removal, of any asbestos or other Hazardous Materials or Hazardous Substances currently existing at the Project Site. In the event that Design/Builder observes any such toxic or Hazardous Materials or Hazardous Substances on the Project Site, it will promptly notify Owner of such observations.

ARTICLE XXI

Materials and Equipment

21.1	As the Work progresses, subject to the provisions of Exhibit F, title to each item of material or equipment shall vest in Owner upon the earlier to occur of (a) incorporation of such item into the Work, or (b) payment for such item by Owner. Each such item shall then become the sole property of Owner, subject to the right of Owner to reject the same at any time prior to Final Completion for failure to conform to Owner’s standards or the Contract Documents; provided, however, that nothing contained herein shall be construed to transfer the risk of loss from Design/Builder or any Trade Contractor to Owner prior to the delivery of such materials or equipment to the Project Site, whether such loss is the result of damage, theft, vandalism or any other cause, or whether the same was caused by the negligent acts or omissions of Design/Builder or any Trade Contractor or their failure to comply with their respective obligations under this Agreement or the Trade Contracts. Accordingly, Design/Builder shall be responsible for arranging for insuring materials and equipment until the same are delivered to the Project Site and incorporated in the Work, and Owner shall be responsible for insuring materials and equipment from and after the date the same are incorporated into the Work, all as set forth in Exhibit F hereof.

21.2	Design/Builder shall, and shall require each Trade Contractor, to warrant that (a) title to all materials and equipment incorporated in the Work or paid for by Owner, including, without limitation, title to materials and equipment pre-purchased in accordance with the provisions of Section 21.3 hereof, shall pass to Owner free and clear of all liens, claims, security interests and encumbrances of every kind, and (b) that no materials or equipment covered by any Application for Payment will have been acquired by any other person performing work at the Project site or furnishing materials and equipment in connection with the Work subject to an agreement under which an interest therein or an encumbrance thereon shall have been retained by the seller or otherwise imposed by seller or any other person.

21.3 a.	Design/Builder shall be entitled to arrange for the pre-purchase of certain materials and equipment to be incorporated in the Work provided that Owner shall have given its prior written consent thereto in each instance. If Owner shall have approved any such pre-purchasing of materials or equipment as aforesaid, Design/Builder shall pre-purchase the same. In such event, Design/Builder shall be entitled to requisition for 100% of the cost of such pre-purchased materials or equipment. Design/Builder, upon submission of its Application for Payment, shall deliver to Owner a bill of sale with respect to the materials or equipment pre-purchased evidencing unencumbered title to the same in Owner’s name, together with any warranties, certificates of insurance and other documents requested by Owner evidencing that such materials and equipment are covered by such insurance as shall have been specified by Owner;

b.	All materials and equipment pre-purchased as aforesaid shall be stored at the Project Site or at such off-Project Site storage locations as shall have been approved in writing in each instance by Owner. Any materials or equipment stored at such off-Project Site storage locations shall be segregated from materials and equipment of others, shall be clearly labeled to evidence Owner’s ownership interest and shall otherwise be stored in such manner as directed by Owner. Insurance premiums, storage costs and other reasonable expenses incurred by reason of such off-Project Site storage in accordance with the provisions of this Section 21.3 shall be included in the Reimbursable Costs. The risk of loss or damage to such materials and equipment shall remain with Trade Contractor until the incorporation of such materials and equipment in the Work, to the extent and as set forth in Section 21.1 hereof.

c.	All materials and equipment which are pre-purchased by Design/Builder as provided herein shall provide that if, upon inspection of the same by Owner, or if, upon incorporation of the same in the Project, Owner determines that such materials or equipment, or any portion thereof, are faulty or defective in any respect, such materials or equipment, or portion thereof, shall be replaced, without increase in the Final Guaranteed Maximum Price, Design/Builder’s Fee or General Conditions Costs, within thirty (30) days after receipt of written notice to such effect from Owner. If replacement can not be achieved within thirty (30) days Design/Builder shall notify Owner of the reasons why replacement cannot be achieved within thirty (30) days and provide Owner with a reasonable estimate of when replacement will be achieved.

ARTICLE XXII

Substitutions

22.1 a.	The products, materials and equipment of manufacturers referred to in the Construction Documents shall establish the standard of quality and design required by Owner. Anything contained in the Construction Documents to the contrary notwithstanding, materials of manufacturers other than those specified may be used only if accepted by Owner as provided in this Article XXII.

b.	Owner shall be the judge of equivalency of proposed substitute materials. Design/Builder shall make written recommendations of acceptance or rejection of substitute products, materials or equipment to Owner. Owner shall then issue to Design/Builder written approval or rejection of the substitution. Design/Builder shall inform the appropriate Trade Contractor of said approval or rejection. Owner, in its sole discretion, may authorize rejection of a proposed substitution.

22.2 a.	When two or more products are specified in the Construction Documents for an item of Work, any one thereof shall be deemed acceptable and Design/Builder shall have the choice as to which product to use.

b.	When only one product is specified in the Construction Documents for an item of Work and the term “or equal” is used in connection with such product, Design/Builder may offer a substitution by submitting a written application to Owner in sufficient time (taking into account the progress of the Work, the period of delivery of the goods concerned and adequate time for Owner’s review), setting forth and fully identifying (i) the proposed substitute, together with substantiating data, samples, brochures and other supporting documentation of the substitute it proposed, including, without limitation, evidence that the proposed substitution (w) is equal in quality and serviceability to the specified item, (x) will not entail changes in detail, schedule and construction of related Work, (y) conforms with the design of the Project and its artistic intent, and (z) will not result in an increase in the cost of the Work or, alternatively, will result in a cost change as indicated in the application, and (ii) the changes in other parts of the Work required by reason of the proposed substitute, and the cost consequences associated therewith.

c.	When only one product is specified in the Construction Documents for an item of Work and the term “or equal” is not used in connection with such product, Owner, in its sole and absolute discretion may authorize the rejection of any substitution proposed by Design/Builder. Notwithstanding the foregoing, if such specified product shall become unavailable for a material period of time and Owner receives reasonably satisfactory proof from Design/Builder that the same shall be unavailable for reasons other than the failure of Design/Builder or a Trade Contractor to order such product in a timely manner, consistent with the Contract Documents and the scheduling requirements for the Work, then, in such event, Owner shall consent to such substitution, in which event any change in costs incurred in connection with the use of such substitution shall be confirmed by a Change Order and included in the cost of the Work hereunder.

22.3	Design/Builder shall support any request for a substitution with sufficient evidence to permit a fair and equitable recommendation to Owner on the merits of the proposal. Any item by a manufacturer other than those cited in the Construction Documents, or of brand name, or model number or size or generic species other than those cited in the Construction Documents, shall be considered a substitution.

22.4	Acceptance of substitutions shall not relieve Design/Builder from responsibility for compliance with all of the requirements of the underlying Agreement Documents. If changes in other parts of the Work are required by reason of approved substitutions, the costs of any such changes shall be included in the cost of the Work.

22.5	In no event shall the Project Schedule be adjusted by any circumstance resulting from a proposed substitution. Additionally, there shall be no increase in compensation related thereto, unless Design/Builder has notified Owner, in accordance with this Article, that the cost of the substitution is an increase in the value of the substituted item, and Owner has approved such increase with the issuance of a Change Order in accordance with Article XXIII hereof.

ARTICLE XXIII

Changes in the Work

23.1 a.	A Change Order shall be the instrument required to authorize any change in the Work which would result in (i) a change in the basic character, design intent or scope of the Project, which Design/Builder represents as having served as the basis of the Guaranteed Maximum Price in accordance with Section 3.1(b) hereof, (ii) a deviation from design standards established for the Project or any part thereof, which Design/Builder represents as having served as the basis of the Guaranteed Maximum Price in accordance with Section 3.1(b) hereof, (iii) an extension of the Milestone Dates, Substantial Completion Date or the Final Completion Date for which Design/Builder is entitled to an extension of time under this Agreement or (iv) other circumstances for which the Final Guaranteed Maximum Price is to be increased or decreased to the extent expressly provided for in this Agreement.

b.	Owner, without invalidating or abandoning this Agreement, may at any time require changes in the Work consisting of additions, deletions or other revisions. All such required changes in the Work shall be requested in writing by Owner (a “Request for Proposal”); shall be submitted to Design/Builder; and, in order to be deemed part of, or deleted from, the Work and authorized by Owner, shall be executed in the manner set forth below:

i.

Within seven (7) days or if not practicable within a reasonable amount of time from Design/Builder’s receipt of a Request for Proposal, Design/Builder shall prepare and furnish to Owner a signed statement (“Proposal”), in a form satisfactory to Owner, setting forth in detail, with suitable breakdowns by trades and work classifications, and using the “unit price” and/or other costing method specified by Owner, Design/Builder’s estimate of (x) the cost, or savings, of the change reflected in the Request for Proposal, which cost shall be at the best price obtainable for, and shall reflect the most economical manner of affecting, such Change, (y) the resulting increase or decrease in the cost of the Work, and (z) the changes in the Work or the Progress Schedule (including the Substantial Completion Date and the Final Completion Date) which would result from implementation of the Request for Proposal. Design/Builder shall not be entitled to any increase in Design/Builder’s Fee or General Conditions Costs unless the change represents a material change in the nature of the Project which results in a significant increase in Design/Builder’s responsibilities;

ii.	If Owner approves the Design/Builder’s Proposal, Owner shall issue to Design/Builder a written change order (the “Change Order”) signed by Owner, and the Substantial Completion Date and the Final Completion Date, the Guaranteed Maximum Cost and the Contract Documents, as the case may be, shall be adjusted if required in accordance with the terms of such Change Order. All other terms and conditions of this Agreement shall remain in full force and effect;

c.	Owner, in its sole discretion, can direct Design/Builder to perform work upon issuance of a Field Directive. If Design/Builder and Owner disagree on the value of such work or on whether such work is part of Design/Builder’s Work under this Agreement, Design/Builder must so notify Owner in writing within five (5) days of receipt of the Field Directive and shall submit a proposal in accordance with Section 23.1(b)(i), but shall nonetheless perform such work. Failure of Design/Builder to so notify Owner shall be deemed a waiver by Design/Builder of any increase in the Final Guaranteed Maximum Price, Design/Builder’s Fee or General Conditions Costs and a waiver of any claim for an extension of time.

d.	Any work performed by Design/Builder or any Trade Contractor which is contrary to the Work, as required by the Contract Documents, shall be performed at Design/Builder’s or such Trade Contractor’s sole risk, cost and expense, unless the same shall have been authorized by a Change Order, or an Emergency Change Order therefor shall have been confirmed by Owner by a duly issued Change Order, in accordance with Article XXIII hereof.

23.2 a.	If Owner shall dispute any of the items set forth in the Proposal, then Owner shall give Design/Builder written notice of such dispute, which notice shall set forth (i) those items in the Proposal which Owner disputes, (ii) those items in the Proposal which Owner does not dispute, and (iii) whether Owner desires that Design/Builder perform any portion of the change (x) corresponding to a non-disputed item, or (y) corresponding to a disputed item.

b.	If Owner’s dispute notice shall direct Design/Builder to perform any change corresponding to a non-disputed item, that portion of the Proposal which related to the non-disputed item, together with Owner’s direction to Design/Builder to perform the change corresponding to the non-disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order, and Design/Builder shall promptly undertake to perform the same.

c.	If Owner’s dispute notice shall direct Design/Builder to perform any change corresponding to a disputed item, Owner’s dispute notice shall be deemed a notice of demand for prompt resolution of the subject matter of the dispute by the mutual agreement of the parties, failing which it shall be resolved as provided in Section 20.12 hereof. Notwithstanding the foregoing, Design/Builder shall promptly undertake to perform and pursue prosecution of the change corresponding to the disputed item during the pendency of any such resolution and must within five (5) days notify the Owner in writing that the work is being performed under protest in order for Design/Builder to preserve its claim to compensation for such work. A determination reached by mutual agreement or order rendered by a court of law relative to the disputed item, together with Owner’s direction to Design/Builder to perform the change corresponding to the disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order. For purposes of this subparagraph (c) of this Section 23.2 only, however, such Change Order shall not, without a corresponding determination reached by mutual agreement or rendered by the court, as the case may be, obligate Owner to pay any additional monies to Design/Builder, and shall not extend the Substantial Completion Date or the Final Completion Date except to the extent so determined by the parties or ordered by the court. Notwithstanding the foregoing, during the pendency of any such dispute, Design/Builder shall be entitled to receive payments on account of actual out-of-pocket Costs incurred in performing the change corresponding to the disputed item.

23.3	When the Design/Builder is performing a change(s) in the work pursuant to Article XXIV and/or disputed work pursuant to Section 29.4 and/or work the Design/Builder believes is extra work caused by an act or omission of Owner, the Design/Builder shall furnish the Owner daily with a written statement signed by a site representative of the Design/Builder stating the following:

a.	The names and number of workmen employed for such work, the number of hours employed and the nature of the work each workman is doing; and

b.	The nature and quality of any materials, equipment furnished or used in connection with the performance of such work and the name of the entity from whom materials and/or equipment were purchased or rented.

23.4	No claim against the Owner for extra compensation or damages and/or an extension of time to complete shall be made or asserted in an action or proceeding, at law, or in equity unless the Design/Builder shall have strictly complied with the requirements relating to the giving of notice and information with respect to such claims as provided in this Article XXIII or any other provision of this Agreement. The failure of the Design/Builder to fully comply with such notice provisions shall be deemed a waiver of all such claims for extra compensation and/or damages and/or extensions of time to complete.

23.5

When paid by Owner to Design/Builder, the compensation specified in a Change Order shall constitute full payment for the additional Work covered thereby and for any delay, disruption, cost, or expense occasioned by reason of such change and shall release Owner from any further liability in respect of the same and the Change Order shall so state on its face.

23.6	No time extension shall be granted by reason of the issuance of any Change Order unless it is expressly stated therein.

23.7	Anything contained herein to the contrary notwithstanding, Design/Builder shall have the authority to order “emergency changes” in the Work, without the prior written approval of Owner, by the issuance of a written order (an “Emergency Change Order”). For purposes of this Agreement, “emergency changes” in the Work shall mean only changes which are required in the case of an emergency imminently threatening the safety of persons or the Work and which, in the interest of such safety, Design/Builder determines must be made without obtaining the prior written approval of Owner. Design/Builder shall (x) notify Owner that an Emergency Change Order has been issued within two (2) hours after the same has been issued, which notification shall set forth the reason giving rise to the issuance of the same, and (y) promptly furnish Owner with copies of all such Emergency Change Orders. Valid Emergency Change orders shall be confirmed by Owner by a duly issued Change Order.

23.8	Owner shall provide Design/Builder with a list of five emergency telephone numbers. In the event an Emergency Change Order is issued pursuant to Section 23.7, Design/Builder is obligated to attempt to reach each individual on such list within two hours. If Design/Builder cannot reach any of these individuals, then Design/Builder must notify Owner that an Emergency Change Order has been issued within 24-hours.

23.9	Design/Builder must provide Owner with a list of emergency telephone numbers whereby Design/Builder can be contacted at any time.

23.10	Design/Builder shall provide to Owner copies of all change orders issued by Design/Builder to Trade Contractors.

ARTICLE XXIV

Inspection and Testing

24.1	If the underlying Contract Documents or any laws, rules, ordinances or regulations of any Federal, State or local governmental authorities having jurisdiction over the Work require that any Work be inspected or tested, Design/Builder shall give Owner timely notice of readiness of the Work for inspection or testing and the date fixed for such inspection or testing.

24.2 a.	Whenever, in the opinion of Owner, it is desirable to require special inspection or testing of the Work or its individual components, it shall have authority to do so whether or not such Work is then fabricated, installed, covered or completed. All costs and/or time delays incurred in connection with such special inspection or testing shall be a Reimbursable Cost by the issuance of a Change Order unless it reveals a test failure in which event, Design/Builder shall bear, at its sole cost and expense, all costs of such special inspection or testing, including, without limitation and Consultant’s additional services made necessary thereby. No inspection performed or failed to be performed by Owner hereunder shall be deemed a waiver of any of Design/Builder’s obligations hereunder or be construed as an approval or acceptance of the Work or any part thereof.

b.	In the event of a test failure of any item of the Work, Owner may require inspection or testing of any or all of the other similar items of the Work. Design/Builder shall bear, at its sole cost and expense, all costs of such additional inspection or testing, including, without limitation, any consultant’s additional services made necessary thereby.

24.3	If any Work shall be covered or concealed contrary to the request of Owner or the Contract Documents, such Work, if required by Owner shall be uncovered for examination, inspection or testing at Design/Builder’s sole cost and expense. If any such test results are below specified minimums, Owner may order additional examination, testing or inspection. Such additional examination, inspection or testing shall be at Design/Builder’s sole cost and expense. Should Owner have reason to believe that defects exist in any Work which has already been covered or concealed, although no request not to cover or conceal such Work had been previously made by Owner, such Work shall be promptly uncovered by Design/Builder and subjected to such tests, inspection or examination as may be deemed appropriate by Owner. In such case, the provisions of Sections 24.2(a) and 24.2(b) shall control with respect to the costs and/or time delays associated with such uncovering.

24.4	Any Work not approved by Owner in accordance with the terms of this Agreement shall immediately be reconstructed, made good, replaced or corrected by Design/Builder, including portions of the Work destroyed or damaged by such removal or replacement, at Design/Builder’s sole cost and expense. All rejected materials shall be removed from the Project site within a reasonable period of time. Acceptance of materials and workmanship by Owner shall not relieve Design/Builder from its liability for or obligation to replace all Work which is not in full compliance with the underlying Contract Documents.

24.5	At Owner’s option, Owner may accept defective or nonconforming Work or materials, instead of requiring its removal, correction or replacement, as the case may be, and a Change Order shall be issued to reflect a reduction in the Guaranteed Maximum Cost, in an amount equal to the aggregate cost of labor and materials which would have been incurred by Design/Builder if Owner had required Design/Builder to repair or replace such defective nonconforming work in accordance with the terms of this Agreement. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE XXV

Nondisclosure

25.1	Without limitation of the provisions of Article XXV hereof, it is agreed that neither Design/Builder nor any Trade Contractor shall divulge information concerning the Project or concerning Owner or Owner’s operations to anyone without Owner’s prior written consent which shall not be unreasonably withheld, except as otherwise specifically permitted by the Contract Documents and except such public disclosures as may be required by law. If such disclosure is required by law, Design/Builder or any Trade Contractor in question shall provide Owner with a copy of any such proposed public disclosure in advance and will endeavor to incorporate any comments Owner may suggest in such regard.

25.2	No signs advertising the Work to be performed by Design/Builder or any Trade Contractor or identifying any person, firm or entity concerned with the Work to be performed by Design/Builder or any Trade Contractor shall be allowed at the Project site or elsewhere unless approved in writing by Owner in advance, which approval shall be within Owner’s sole and exclusive discretion.

ARTICLE XXVI

Owner’s Right To Perform Work

And to Award Separate Contracts;

and Cooperation with Separate Contractors

26.1	Design/Builder expressly understands that Owner reserve the right to directly engage contractors and other Design/Builders (collectively referred to in this Article XXVI as contractors) to perform work on the Project. These contractors, may provide additional work beyond the Work covered by this Agreement including, but not limited to, tenant improvements or may perform work covered by this Agreement which is not, in the opinion of Owner, being performed in keeping with the Project’s objectives of cost, quality and schedule. The Agreements with contractors hired directly by the Owner may include terms, covenants, conditions and warranties different from those of any Trade Contract or the Contract Documents. Design/Builder shall, without additional compensation, coordinate the Work with the work of such contractors and with the work of Trade Contractors and the Project in general. Design/Builder shall cooperate with such contractors in providing access to the Project site and to the work as the contractors may reasonably request. Design/Builder shall furnish to such contractors any services which Design/Builder furnishes to Trade Contractors including, but not limited to, use of hoisting facilities and temporary utilities. Design/Builder shall be compensated for any costs, including without limitation, those arising by virtue of delays or coordination issues arising out of Owner’s use of other contractors or Design/Builders.

26.2	Design/Builder agrees to cooperate with such contractors and to provide such assistance for the purpose of coordinating the work of such contractors and Design/Builder as well as integrating the Progress Schedule with the schedule of such contractors as may be necessary or proper in the interest of the Project. Design/Builder shall afford Owner and such contractors opportunity to install or cause the installation of equipment of furnishings in the Project, provided that such installation shall not materially interfere with Design/Builder’s performance of its obligations.

26.3	If Design/Builder causes damage to the property of Owner or such contractors or to other work or property on the Project Site, Design/Builder shall promptly remedy such damage as provided in this Agreement. If the Owner or any such contractor causes damage to the Work and Design/Builder is required to remedy such damage, Owner will issue a Change Order in accordance with Article XXIII.

26.4	Design/Builder understands that performance of incomplete portions of the work of such separate contractors may have to be performed either before, simultaneously with or after the Work and that the Work may have to be stopped, interrupted or suspended temporarily if, in Owner’s judgment, such stoppage, interruption or suspension is necessary for the timely and efficient completion of the Project. Accordingly, Design/Builder covenants that, upon request by Owner, it shall stop or suspend any activity or Work during any period which, in Owner’s reasonable judgment, would unreasonably interfere with, or unreasonably delay, prosecution or completion of the Project. If Owner shall so request that Design/Builder stop, interrupt or suspend any activity or Work, and if and to the extent that there are delays in the performance of the Work as a result thereof and Design/Builder demonstrates that the Work is actually delayed thereby, then, in such event, the period of time during which the Work shall have ceased shall be recognized as a Contemplated Delay and disposed of in accordance with the provisions of Sections 7.2 and 14.3 hereof.

ARTICLE XXVII

Equal Opportunity

27.1	Design/Builder will not discriminate against any employee or applicant for employment because of race, creed, color, national origin, marital status, sex, disability, sexual preference or age. This provision shall not apply with respect to sex, disability or age where either is a bona fide occupational qualification; nor shall it apply with respect to age where a bona fide retirement plan prevents employment of persons above a stated age or where there is a statutory requirement imposing age limitations. Design/Builder will take such actions as are necessary to ensure that employees and applicants for employment are treated without regard to their race, creed, color, national origin, marital status, sex, sexual preference or age. As used herein, the term “treated” shall mean and include, without limitation, the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; demoted; downgraded; transferred; laid off; and terminated.

27.2	Design/Builder will comply with the provisions of all rules, regulations, statutes, ordinances or other laws of all local, State or Federal regulatory or governmental bodies. Design/Builder shall furnish all information and reports, if applicable, required by such regulatory and governmental bodies to determine Design/Builder’s compliance with the provisions of this Article and such laws, and will permit access to its books, records and accounts by Owner and any such regulatory or governmental body during regular business hours for purposes of investigation to ascertain compliance with applicable laws.

ARTICLE XXVIII

Claims For Damages

28.1	In the event that the Design/Builder claims to be sustaining damages by reason of any act or omission of Owner or its agents, Design/Builder must within five (5) days after such act or omission occurs, notify Owner in writing and within thirty (30) days thereafter or within such additional time in excess of thirty (30) days as may be granted by Owner upon written request of Design/Builder, submit to Owner verified detailed statements of the damages sustained and documenting evidence supporting such claim for damages and must further comply with the provisions of Section 24.3 and Section 24.4 above.

28.2	No action or proceeding shall lie or be maintained by Design/Builder against Owner upon any claim arising out of or based upon the Contract Documents or by reason of any act or omission or any requirements relating to the giving of notices or information, unless such action or proceeding shall be commenced within one (1) year after the Substantial Completion of the Work or, if this Agreement is earlier terminated, within one (1) year following the date of such earlier termination. This Article XXVIII shall not be deemed or construed to modify any other provision hereof relating to waivers of claims by Design/Builder or to extend any period herein specifically provided for the initiation of an action relating hereto. Design/Builder shall cause each Trade Contract to contain like provisions to this Article XXVIII and a provision requiring like provisions to be contained in subcontracts of any tier.

ARTICLE XXIX

Additional Provisions

29.1	Effectiveness of Agreement

This Agreement, when executed by the parties, shall be effective as of the date first stated above in this Agreement. All understandings and agreements heretofore had among Design/Builder and Owner with respect to the Project are merged into, or superseded by, this Agreement. This Agreement fully and completely expresses the agreement of the parties with respect to the Work and the Project and shall not be modified or amended except by written agreement executed by each of the parties hereto. Design/Builder understands and agrees that no representations of any kind whatsoever have been made to it other than as appear in this Agreement, that it has not relied on any such representations and that no claim that it has so relied on may be made at any time and for any purpose.

29.2	Enforcement of Trade Contract

Design/Builder covenants and agrees that it shall diligently enforce all of the terms, conditions and provisions of each of the Trade Contracts.

29.3	Design Professionals

Design/Builder agrees to include in each Agreement it has with an Engineer, Architect or other licensed professional (collectively “Design Professional”) a provision requiring that Owner be an expressed third party beneficiary of such agreement and also such provision shall provide that Owner has an independent right of action against such design professional directly for any claim, causes of action, demand that Owner has against such Design Professional.

29.4	Survival of Obligations

Except as specifically provided for herein, all obligations of Design/Builder survive the completion or termination of the Work.

29.5	Performance of Work During the Pendency of Disputes

Unless the parties hereto expressly agree otherwise in writing, in the event that a dispute shall arise under this Agreement in connection with payments to be made on any Application for Payment, or otherwise, Design/Builder shall continue during the pendency of such dispute to perform its duties and responsibilities under this Agreement and the Work in accordance with Owner’s directives and shall, in connection therewith, maintain the Progress Schedule, including without limitation, Milestone Dates, the Substantial Completion Date and the Final Completion Date and shall perform all other obligations required to be performed by it under this Agreement as if no dispute shall have arisen. During the pendency of any such dispute, and except as otherwise provided in this Agreement, Design/Builder shall be entitled to receive payments from Owner only on account of non-disputed items and payments on account of disputed items shall be deferred until the final resolution of the dispute.

29.6	Notices

Every notice, demand, request, consent, approval or other communication which either party hereto is required or desires to give or make to the other party hereto shall, notwithstanding any other provisions of this Agreement, be effective only if given in writing and delivered by hand and receipted for, or by registered or certified mail, postage-prepaid, return receipt requested, or by overnight mail as follows:

a.	If to Design/Builder, addressed to:

AES Clean Technology, Inc.

422 Stump Road

Montgomeryville, PA 18936-9630

Attn:

with a copy to:

b.	If to Owner, addressed to:

Dendreon Corporation

3005 First Avenue

Seattle, WA 98121

Attn: Nancy Norton, Esq.

c.	with a copy to:

Ross & Cohen, LLP

711 Third Avenue

New York, New York 10017

Attn: Allen Ross, Esq.

or to such other address or addresses as Owner and Design/Builder shall from time to time designate by notice given and delivered as aforesaid.

29.7	Construction of Language

The language in this Agreement shall be construed according to its customary meaning within the building industry in the New York City metropolitan area, except where a specific definition is provided herein. Whenever used, the singular number shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders.

29.8	Captions and Titles

Captions and titles of the different Articles and Sections of this Agreement are solely for the purpose of aiding and assisting in the location of different material in this Agreement and are not to be considered under any circumstances as parts, provisions or interpretations of this Agreement.

29.9	No Waiver

The failure of Owner to insist upon the strict performance of any provisions of this Agreement, the failure of Owner to exercise any right, option or remedy hereby reserved, or the existence of any course of performance hereunder shall not be construed as a waiver of any provision hereof or of any such right, option or remedy of Owner or as a waiver for the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. The consent or approval by Owner of any act by Design/Builder requiring Owner’s consent or approval shall not be construed to waive or render unnecessary the requirement for Owner’s consent or approval of any subsequent similar act by Design/Builder. The payment by Owner of any amount due hereunder with knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by Owner.

29.10	Indemnification

a.	To the fullest extent permitted by law, Design/Builder shall indemnify and hold harmless Owner, and its respective direct and indirect partners and principals, shareholders, directors, agents, employees, successors, and assigns (collectively, “Indemnitees”, individually, “Indemnitee”) from and against all losses, claims, costs, damages, and expenses (including, without limitation, attorneys’ fees and disbursements), arising out of or in connection with (i) any personal injury, sickness, disease or death or damage or injury to, loss of or destruction of property (including tools, equipment, plant and the buildings at the Project Site but excluding the work itself and excluding costs to the extent such costs are covered by Owner’s Builder’s Risk insurance) including the loss of use resulting therefrom, sustained or purported to have been sustained as a result of the negligent performance of the Work, to the extent such loss, claim, cost, damage or expense is caused in whole or in part by any act or omission of Design/Builder, the Trade Contractors, or anyone for whose acts Design/Builder or its Trade Contractors may be liable. Such obligation shall arise regardless of any claimed liability on the part of an Indemnified party. Such obligation shall not be construed to negate, abridge or otherwise reduce any other right or obligation which would otherwise exist as to any Indemnified party.

b.	In any and all claims against any Indemnitee by any employee of Design/Builder, or of its Trade Contractors or anyone directly or indirectly employed by either Design/Builder or its Trade Contractors or anyone for whose acts either Design/Builder or its Trade Contractors may be liable, the indemnification obligation under this Section 29.10 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Design/Builder under workers’ or workmen’s compensation acts, disability acts or other employee benefit acts.

29.11	Severability

If any provision of the underlying Contract Documents is invalid or unenforceable as against any person, party or under certain circumstances, the remainder of the underlying Contract Documents and the applicability of such provision to other persons, parties or circumstances shall not be affected thereby. Each provision of the underlying Contract Documents shall, except as otherwise herein provided, be valid and enforced to the fullest extent permitted by law.

29.12	Rights and Remedies

The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to, and not a limitation upon, any of the duties, obligations, rights and remedies otherwise imposed or available at law or in equity.

29.13	Dispute Resolution, Governing Law and Consent to Jurisdiction

a.	This Agreement shall be governed by the laws of the State of New Jersey, both as to interpretation and performance. Design/Builder hereby (i) irrevocably consents to the exclusive jurisdiction of the Supreme Court of the State of New Jersey, County of Middlesex, for all purposes in connection with any action or proceeding which arises from or relates to this Agreement; (ii) waives any right it may have to personal service of summons, complaint, or other process in connection therewith, and agrees that service may be made by registered or certified mail addressed to Design/Builder at its last known principal place of business; and (iii) waives its right to a trial by jury; and

29.14	Binding Effect

It is expressly understood by the parties hereto that delivery by Owner of the within Agreement for review and execution by Design/Builder shall confer no rights nor impose any obligations on either party, unless and until both Design/Builder and Owner shall have executed this Agreement and duplicate originals thereof shall have been delivered to the respective parties hereto.

29.15	Interpretations in Writing

a.	Any and all interpretations of Contract Documents or of any of the Work to be performed or payments to be made relative to the Project must be in writing to be valid.

b.

This provision is not intended to prohibit or deny normal discussion, recommendations, explanations, suggestions, approvals, rejections, and similar activity in pursuit of the Work at the Project on an oral basis, such as at job conferences at the Project Site. In such instances, the written minutes, correspondence, shop drawing records, and other written data shall govern over personal claims regarding oral statements made contrary to the written data.

29.16	Prohibited Interests

No principal, officer, shareholder, family member, employee, agent or consultant of Design/Builder who, on behalf of Design/Builder, negotiates, makes, accepts, or approves, or takes part in negotiating, making, accepting, or approving any Trade Contractor or any Trade Contract or other agreement entered into by Design/Builder in connection with the Work, shall become directly or indirectly interested personally in the Trade Contractor or any Trade Contract or such other agreement.

29.17	Integrity and Ethical Conduct

Design/Builder acknowledges and understands that Owner is committed to have the Work performed in accordance with the highest ethical standards applicable to, or governing, the conduct of construction practices. In furtherance thereof, Design/Builder hereby agrees to comply with and observe all applicable Federal, State and local laws, rules, regulations, requirements, trade standards and ethical guidelines governing said conduct.

29.18	Independent Contractor

It is expressly understood and agreed by the parties hereto that Design/Builder, in performing its obligations under this Agreement, shall be deemed an independent contractor. Nothing contained in this Agreement shall be construed to mean that Design/Builder and Owner are joint venturers or partners.

29.19	Limited Recourse

The obligations of Owner do not constitute personal obligations of the trustees, officers, shareholders, employees or agents of Owner. All persons dealing with Owner shall look solely to the assets of Owner for satisfaction of any liability of Owner will not seek recourse against such trustees, officers, shareholders, employees or agents or any of them or any of their personal assets for such satisfaction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DENDREON CORPORATION

By:	/s/ Mitchell Gold
Name:	Mitchell Gold
Title:	President and CEO

AES CLEAN TECHNOLOGY, INC.

By:	/s/ L. Clifford Satterfield
Name:	L. Clifford Satterfield
Title:	President

EXHIBIT A

Design/Builder’s Proposal of July 20, 2005

[Intentionally Omitted]

EXHIBIT B

Guaranteed Maximum Price

$7,173,275.00

EXHIBIT C

General Conditions Costs

[Intentionally Omitted]

EXHIBIT D

Progress Schedule

[Intentionally Omitted]

EXHIBIT E

[Intentionally Omitted]

EXHIBIT F

Insurance Requirements

The following insurance coverages shall form part of this Agreement and shall be maintained by the party noted:

A.	Design/Builder shall purchase and maintain a commercial general liability insurance policy which shall name as additional insureds Owner and its respective partners, directors, officers, employees, agents and representatives. The policy shall be written on an occurrence basis (as distinguished from a “claims made” basis and without so called “sunset” clauses or similar claims reporting restrictions) for a combined single limit for bodily injury and property damage of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate and shall have no deductible and shall include coverage for contractual liability (including “X”, “C” and “U” hazards and completed operations), independent contractors’ liability (including completed operations), broad form property damage, products liability, personal injury (employee exclusion deleted), “X”, “C” and “U” exclusions deleted, incidental medical malpractice and host liquor, broad form comprehensive general liability endorsement (GL404) with exclusions I(B)(4)(5), II (B)(1), and X(B)(1) deleted. The completed operations coverage shall insure Owner, and such others as Owner may require as additional insureds and shall be kept in force for a period of three (3) years after the date of Final Completion. All such policies shall be endorsed to be primary with respect to this Project. The Owner’s insurance, if any, shall be deemed excess with respect to the owner only.

B.	Design/Builder shall purchase and maintain Workers’ Compensation Insurance and Disability Benefits Insurance with limits of $1,000,000 or the prescribed statutory amount, whichever is greater. This coverage should cover claims under workers’ compensation acts and other employee benefits acts, claims for damages because of bodily injury, including death, and occupational disease. The Design/Builder’s coverage shall include Employer’s Liability Insurance with a minimum limit of not less than $1,000,000.

C.	Design/Builder shall purchase and maintain Automobile Liability Insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000. The coverage should include all owned, non-owned and hired vehicles and should cover claims for damages because of bodily injury or death of any person or property damage arising out of ownership, maintenance or use of any motor vehicle.

D.	The Design/Builder shall purchase and maintain Umbrella Liability Insurance in excess of the general liability and automobile insurance coverages with a limit not less than $10,000,000 per occurrence and in the annual aggregate.

E.	The policies referenced in Paragraphs A, C and D above, shall name Owner, together with any respective subsidiary, associated or allied company or firm as the first named insured. The foregoing policies shall also name as additional insureds such others as may be requested or required. Satisfactory certificates of such insurance shall be filed with Owner. Design/Builder shall not, by its actions or inactions, cause any insurance policies to be cancelled or permit them to lapse prior to the date of Final Completion, and all insurance policies shall include a clause to the effect that the policy shall not be cancelled or materially changed until 60 days after Owner has received written notice of such intended change or cancellation, as evidenced by a return receipt of a registered or certified letter. All insurance carriers must be licensed by the State of New York with a minimum Best’s rating of “A-VIII” or better or with carriers that are acceptable at the discretion of Owner.

F.	Design/Builder and all Design Professionals retained by the Design/Builder shall maintain a Professional Liability Policy and provide a Certificate of Insurance evidencing such coverage, having limits of at least one million ($1,000,000.00) dollars available for each claim and in the aggregate. Such insurance shall remain in effect for six (6) years after Project completion.

G.	Unless otherwise provided, the Owner shall purchase and maintain property insurance upon the entire Work at the Project Site to the full insurable value thereof. This insurance shall include the interest of Owner, Design/Builder, Trade Contractor and sub-trade contractors in the Work and shall insure against fire and other perils and shall include “all risks” insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief, it being expressly understood, however, that this insurance shall exclude tools, equipment, supplies and other similar personal effects owned or rented by Design/Builder or any Trade Contractor.

H.	Owner shall file, upon request of Design/Builder, a certificate of evidencing the property insurance carried under Paragraph F.

I.	Owner and Design/Builder waive all subrogation rights against each other for damages caused by fire or other perils to the extent covered by insurance obtained pursuant to this Exhibit “E” or any other property insurance applicable to the Work (including property insurance, if any, carried by Design/Builder to insure tools, equipment, supplies and other personal effects owned or rented by Design/Builder or any Trade Contractors) except such rights as they may have to the proceeds of such insurance held by Owner as trustee. Design/Builder shall require similar waivers in favor of Owner and Design/Builder by Trade Contractors and sub-trade contractors.

J.	Owner and Design/Builder agree that said insurance complies with the contractual requirements contained herein. At the request of Owner, Design/Builder shall provide all documentation supporting the calculation of the premiums charged to Owner including premium invoices, premium allocation methods and calculations, disclosure of type of policy (guaranteed cost, retro, dividend policy), and any other potential return premium component of the policies.

EXHIBIT G

[Intentionally Omitted]

EXHIBIT H

Form of Trade Contract Award Letter

                    , 1995

Attn:

Re:

Gentlemen:

We have received bids for the                                                                               work (“Work”) to be performed in accordance with plans and specifications issued by                      and our request for proposal as follows:

TRADE CONTRACTOR	FINAL PRICE	COMMENT

Our budget for this Work is:             $

We recommend that the Trade Contract for the Work be awarded to:                                  (“Trade Contractor”) in the amount of $                     (“Trade Contract Price”).

Set forth below are the material differences between the Trade Contract we intend to execute and the Trade Contract (“Trade Contract Form. [list differences]

Please sign the enclosed duplicate of this letter or send us another letter in order to authorize finalizing a Trade Contract (“Trade Contract”) with the recommended Trade Contractor for the above stated Trade Contract Price and return said duplicate to us for our records. After our execution of the Trade Contract, we will submit copies to you for your records.

If you have any questions, please contact the undersigned immediately.

Very truly yours,

By:
Name:
Title:

Award Approved:

By
Name:
Title:

EXHIBIT I

[Intentionally Omitted]

EXHIBIT J

Performance and Payment Bonds

FORM OF PERFORMANCE BOND

KNOW ALL MEN BY THESE PRESENTS, that                                              . (hereinafter called the “Principal”) and

a corporation organized and existing under the laws of the State of              (hereinafter called the “Surety”), as Surety, are held and firmly bound unto                                                               and                                                                           (hereinafter called the “Obligee”) in the sum of                                      ($                    ), for the payment of which sum well and truly to be made, the said Principal and Surety bind themselves, and their respective heirs, administrators, executors, successors and assigns, jointly and severally, firmly by these presents.

WHEREAS, the Principal has entered into a written contract with                                                               dated                      to perform, as Design/Builder work consisting of design and construction of a cogeneration system located in                                                  .

NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the above bounden Principal shall well and truly perform all the undertakings, covenants, terms, conditions, and agreements of said contract within the time provided therein and any extensions thereof that may be granted by the Obligee, and during the life of any guaranty required under said contract, and shall also well and truly perform all the undertakings, covenants, terms, conditions, and agreements of any and all duly authorized modifications of said contract that may hereafter be made, and shall indemnify and save harmless said Obligee of and from any and all loss, damage, and expense including costs and attorney’s fees, which the said Obligee may sustain by reason of failure so to do, then this obligation shall be null and void; otherwise it shall remain in full force and effect.

The said Surety agrees that no change, extension of time, alteration, addition, omission, or other modification of the terms of either the said contract or in the said work to be performed, or in the specifications, or in the plans, shall in anywise affect its obligation on this Bond, and it does hereby waive notice of such changes, extensions of time, alterations, additions, omissions, and other modifications.

The Surety, for value received, agrees, whenever the Principal shall be declared by the Obligee to be in default, Surety may remedy the default or may perform fully and complete the obligations of the Principal mentioned and described in said Contract and any and all modifications thereof pursuant to and in accordance with the undertakings, covenants, terms, conditions and agreements thereof, and further agrees to commence the performance and completion of Principal’s obligations within ten (10) days after declaration of default and notice thereof to Surety and to perform and complete the same within the time required under said Contract and any and all modifications thereof.

Anything contained herein to the contrary notwithstanding, the Surety hereby agrees that a payment or payments made by the Obligee to the Principal which may be at variance with the terms of said contract or any other act of the Obligee which is at variance with, or in violation of, the terms of said contract, shall not serve to release the Surety from its obligations hereunder, in whole or in part, it being the intent of this bond that the Surety’s obligations to complete shall be absolute and that any disputes relating to the performance of said contract shall be disposed of at a later date and without interference in, or with the performance of, said contract.

It is understood and agreed that the aggregate liability of the Surety under this Bond to Montifiore Medical Center and                                                          , as their interests may appear, is limited to the penal sum of this Bond as same may be amended by virtue of the issuance of closing orders to the contract.

IN WITNESS WHEREOF, the above bounded parties have executed this instrument under their several seals this              day of                                      the name and corporate seal of each corporate party being hereto affixed and these presents duly signed by its undersigned representative, pursuant to authority of its governing body.

Witness or Secretary’s

Attest:

By:	(X)
(Signature)

Name:

Title:

SURETY

(Seal)

(Name)

Witness or Secretary’s
Attest:	(BusinessAddress)

	By:	(X)
(Signature)

Name:

Title:

ACKNOWLEDGMENT OF SURETY

STATE OF
ss.:
COUNTY OF

On this                      day of                     , in the year 2005, before me personally came                                         , to me known, who being by me duly sworn, did depose and say that he resides in                                                                                                       ; that he is the                      of                                                                                               , the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereto by like order.

(SEAL)

ACKNOWLEDGMENT OF PRINCIPAL IF A CORPORATION

STATE OF
ss.:
COUNTY OF

On this              day of                                 , in the year 2005, before me personally came                                 , to me known, who being by me duly sworn, did depose and say that he resides in                                                               ; that he is the                                           of                                              , the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereto by like order.

(SEAL)

FORM OF PAYMENT BOND

KNOW ALL MEN BY THESE PRESENTS, that                                                      . (hereinafter called the “Principal”) and                                                                           a corporation organized and existing under the laws of the State of              (hereinafter called the “Surety”), as Surety, are held and firmly bound unto                                                       and                                                       (hereinafter called the “Obligee”) in the sum of                                                       ($                    ), for the payment of which sum well and truly to be made, the said Principal and Surety bind themselves, and their respective heirs, administrators, executors, successors and assigns, jointly and severally, firmly by these presents.

WHEREAS, the Principal has entered into a written contract with                                               dated                     , 2005 to perform, as Design/Builder work consisting of design and construction of a cogeneration system on a site located in                                                      .

NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the above bounden Principal shall promptly pay all persons having just claims for (a) labor, materials, services, insurance, supplies, machinery, equipment, rentals, fuels, oils, implements, tools and/or appliances and any other items of whatever nature, furnished for, used or consumed in the prosecution of the work called for by said contract and any and all modifications thereof, whether lienable or nonlienable and whether or not permanently incorporated in said work, (b) pension, welfare, vacation and/or other supplemental employee benefit contributions payable under collective bargaining agreements with respect to persons employed upon said work and (c) federal, state and local taxes and/or contributions required by law to be withheld and/or paid with respect to the employment of persons upon said work, then this obligation shall be null and void; otherwise it shall remain in full force and effect.

The said Surety agrees that no change, extension of time, alteration, addition, omission or other modification of the terms of either the said contract or in the said work to be performed, or in the specifications, or in the plans, shall in anywise affect its obligation on this Bond, and it does hereby waive notice of any such changes, extensions of time, alterations, additions, omissions, and other modifications.

The said Principal and the said Surety agree that this Bond shall inure to the benefit of all persons supplying labor and material in the prosecution of the work provided for in said contract, as well as to the obligee, and that such persons may maintain independent actions upon this Bond in their own names.

IN WITNESS WHEREOF, the above bounded parties have executed this instrument underheir several seals this      day of                      2005 the name and corporate seal of each corporate party being hereto affixed and these presents duly signed by its undersigned representative, pursuant to authority of its governing body.

Witness or Secretary’s

Attest:

By:	(X)
(Signature)

Name:

Title:

SURETY

(Seal)
(Name)

Witness or Secretary’s

Attest:

(Business Address)

By:	(X)
(Signature)

Name:

Title:

ACKNOWLEDGMENT OF SURETY

STATE OF
ss.:
COUNTY OF

On this              day of                                 , in the year 2005, before me personally came                                 , to me known, who being by me duly sworn, did depose and say that he resides in                                                               ;that he is the                                  of                                         , the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereto by like order.

(SEAL)

ACKNOWLEDGMENT OF PRINCIPAL IF A CORPORATION

STATE OF
ss.:
COUNTY OF

On this              day of                                 , in the year 2005, before me personally came                                 , to me known, who being by me duly sworn, did depose and say that he resides in                                                               ; that he is the                                  of                                         , the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation and that he signed his name thereto by like order.

(SEAL)